Exhibit 10.6

440 CLYDE AVENUE LEASE AGREEMENT

by and between

440 CLYDE AVENUE ASSOCIATES, LLC

(“Landlord”)

and

AUDIENCE, INC.

(“Tenant”)

BASIC LEASE INFORMATION

Lease Date:	October 2, 2008

LANDLORD:	440 CLYDE AVENUE ASSOCIATES, LLC a Delaware limited liability company

Managing Agent:	DOSTART DEVELOPMENT COMPANY, LLC

Landlord’s and Managing Agent’s Address:	c/o DOSTART DEVELOPMENT COMPANY, LLC [address] [phone]

TENANT:	AUDIENCE, INC.
a California corporation

Tenant’s Address:	Prior to Commencement Date	On and After Commencement Date

	Audience, Inc.	Audience, Inc.
	1330 Villa Street	440 Clyde Avenue, Suite 200
	Mountain View, CA 94041	Mountain View, CA 94043
	Fax No. [ ]	Fax No. [ ]

A additional copy of any notice of Tenant default under the Lease (whether prior to or on and after the Commencement Date) shall be sent as follows:

Fletcher Baker
Cresa Partners
[address]
Fax No. [ ]

Land:	The real property described in Exhibit “A-1”

Building:	The two story building located at 440 Clyde Avenue, Mountain View, California.

Project:	The Land and all the improvements located thereon, including without limitation, the Building and the one-story building which is connected to the Building through the entry vestibule (the “One-Story Building”).

Suite:	200

Premises:	The entire Building, as shown on the floor plans attached hereto in Exhibit “A”.

Rentable Area of the Premises:	35,411 rentable square feet. Square footage measurements were made to the outside face of the exterior walls and to the center line of interior walls with no deductions for interior vertical penetrations.

Rentable Are of the Project:	Approximately 47,536 rentable square feet.

Right of First Offer:	Subject to the terms and conditions of Paragraph 42 below, Tenant shall have an on-going Right of First Offer with respect to space which becomes available in the One-Story Building.

Parking Spaces:	See Paragraph 34 of Lease.

Tenant’s Use of the Premises:	Office, research and development.

Lease Term:	Sixty-two (62) months (the “Term”).

Scheduled Commencement Date:	November 1, 2008.

Commencement Date:	See Paragraph 2(a) of Lease.

Expiration Date:	The date which is the last day of the sixty-second (62nd) month following the Commencement Date.

Acceleration Option:	Subject to the terms and conditions of Paragraph 43 below, Tenant shall have the right to accelerate the Expiration Date to a date not earlier than the last day of the thirty-sixth month following the Commencement Date.

Rent Commencement Date:	The date which is two (2) months following the Commencement Date.

Tenant Allowance:	An amount not to exceed 5247,877, as described in Exhibit B-l.

Base Rent:	Months:	Rental Rate per month:
	01-10:	$63,739.80 ($1.80 per rentable square foot)
	11-22:	$70,822.00 ($2.00 per rentable square foot)
	23-34:	$77,904.20 ($2.20 per rentable square fool)
	35-46:	$81,445.30 ($2.30 per rentable square foot)
	47-60:	$84,986.40 ($2.40 per rentable square foot)

(All rent periods are calculated beginning from the Rent Commencement Date)

Tenant’s Share of Expenses and Real Estate Taxes:	74.49%

Security Deposit:	A Letter of Credit, as described in Paragraph 32

Guarantor of Lease:	N/A

Broker:	Cresa Partners (Tenant) & CPS/CORFAC lnternational/CB Richard Ellis (Landlord)

Broker’s Fee or Commission, If Any, Paid By:	Landlord

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

Exhibit “A”	Premises
Exhibit “A-1”	Land
Exhibit “A-2”	Project
Exhibit “B-l”	Phase I Work Letter
Exhibit “B-2”	Phase II Work Letter
Exhibit “C”	Rules and Regulations
Exhibit “D”	Commencement Dale Memorandum
Exhibit “E”	Location of Parking Spaces Which May Become Reserved Parking Spaces

LANDLORD:		TENANT:

440 CLYDE AVENUE ASSOCIATES, LLC, a Delaware limited liability corporation		AUDIENCE, INC., a California corporation

By:	/s/ Steve Dostart	By:	/s/ Peter Santos
Name:	Steve Dostart	Name:	Peter Santos
Its:	Manager	Its:	President & CEO

By:
Name:
Its:

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into as of October 2nd 2008, by and between 440 CLYDE AVENUE ASSOCIATES, LLC, a Delaware limited liability company (herein called “Landlord”), and AUDIENCE, INC., a California corporation, (herein called “Tenant”).

Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord those premises (the “Premises”) consisting of the entire Building, as shown on the floor plans attached hereto in EXHIBIT “A”, (hereinafter referred to as the “Building”). The land on which the Building is located is described on attached EXHIBIT “A-1” (the “Land”), and the Project is shown on the site plan attached hereto as EXHIBIT “A-2”. The term “Common Area” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other tenant or other occupant of the Project, including but not limited to the entry vestibule connecting the Building with the One-Story Building, parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, and recreation areas and the like.

1. OCCUPANCY AND USE. Tenant may use and occupy the Premises for the purpose specified in the Basic Lease Information and for no other use or purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall be entitled to the use on a nonexclusive basis (subject to Paragraph 34) of the Common Area with Landlord and other occupants (if any) of the Project in accordance with the Rules and Regulations established by Landlord from time to time. Tenant shall be deemed to occupy the entire Premises as of the Commencement Date as determined in accordance with the provisions of Paragraph 2(a).

2. TERM AND POSSESSION.

(a) The term of this Lease (the “Term”) shall commence on the earlier to occur of (i) the date upon which Tenant commences to conduct business operations from the Premises, or (ii) the later to occur of (A) the date on which the Landlord’s Work (as such term is defined in the Phase I Work Letter) is Substantially Complete (provided, that the date of Substantial Completion shall be advanced day-for-day for each day of delay caused by or resulting from Tenant Delay [as such term is defined in the Phase I Work Letter]), or (B) the Scheduled Commencement Date (i.e., November 1, 2008) (the earlier of such dates being referred to herein as the “Commencement Date”) and, unless sooner terminated pursuant to the express provisions of this Lease, shall expire on the Expiration Date or such earlier date on which the Lease is sooner terminated pursuant to the express provisions of this Lease. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Scheduled Commencement Date (i.e., November 1, 2008) with the Landlord’s Work Substantially Completed (calculated as described in clause (A) above), this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Within five (5) business days after the Commencement Date, the parties shall execute a letter confirming the Commencement Date and certifying that Tenant has accepted delivery of the

Premises, in the form attached hereto as EXHIBIT “D” (the “Commencement Date Memorandum”). Either party’s failure to request execution of, or to execute, the Commencement Date Memorandum shall not in any way alter the Commencement Date.

Notwithstanding anything to the contrary set forth in this Paragraph 2(a), if delivery of possession of the Premises with the Landlord’s Work Substantially Completed (calculated as described in clause (ii)(A) of the first grammatical paragraph of this Section 2(a)) is delayed beyond the First Outside Date (defined below), Tenant shall be entitled, for each day of such delay beyond the First Outside Date, to a credit against Base Rent due following the Rent Commencement Date in an amount equal to two (2) days’ Base Rent (at the Base Rent rate in effect on the Rent Commencement Date). As used herein, the “First Outside Date” shall mean the sixtieth (60th) day following the date which is the later to occur of: (a) the date upon which all prepaid Rent and the Letter of Credit are delivered to Landlord, and (b) the Scheduled Commencement Date (i.e. November 1, 2008); provided, however, the First Outside Date shall be postponed by the number of days Landlord’s delivery to Tenant of possession of the Premises with the Landlord’s Work Substantially Completed (calculated as described in clause (ii) (A) of the first grammatical paragraph of this Section 2(a)) is delayed due to events of Force Majeure (as defined in Paragraph 12(f) below). The credit provided in this grammatical paragraph shall be the sole remedy of Tenant for any delay by Landlord in delivering possession of the Premises to Tenant beyond the First Outside Date, except as set forth in the immediately following grammatical paragraph.

Notwithstanding anything to the contrary set forth in this Paragraph 2(a), if delivery of possession of the Premises with the Landlord’s Work Substantially Completed (calculated as described in clause (ii)(A) of the first grammatical paragraph of this Section 2(a)) is delayed beyond the Second Outside Date (defined below), then Tenant shall be entitled to accelerate the Expiration Date of this Lease effective upon written notice to Landlord given within five (5) days following the Second Outside Date but before Landlord delivers possession of the Premises to Tenant with the Landlord’s Work Substantially Completed (calculated as described in clause (ii)(A) of the first grammatical paragraph of this Section 2(a)). As used herein, the “Second Outside Date” shall mean the ninetieth (90th) day following the date which is the later to occur of: (a) the date upon which all prepaid Rent and the Letter of Credit are delivered to Landlord, and (b) the Scheduled Commencement Date (i.e., November 1, 2008); provided, however, the Second Outside Date shall be postponed by the number of days Landlord’s delivery to Tenant of possession of the Premises with the Landlord’s Work Substantially Completed is delayed due to events of Force Majeure (as defined in Paragraph 12(f) below). The right to accelerate the Expiration Date as provided in this grammatical paragraph shall be the sole remedy of Tenant for any delay by Landlord in delivering possession of the Premises to Tenant beyond the Second Outside Date, except as set forth in the immediately preceding grammatical paragraph.

(b) Notwithstanding the provisions of Paragraph 2(a), Tenant shall be entitled to early occupancy of the Premises at any time after the full execution of this Lease for the sole purposes of (1) installing Tenant’s furniture and telephone and other communications cabling and (2) performing the Phase I Tenant’s Work, provided that (i) Tenant covenants and agrees that neither Tenant nor Tenant’s employees, agents or contractors will interfere with the performance and completion of the

Landlord’s Work, (ii) Landlord shall have no liability to Tenant for delays in completing the Landlord’s Work which result from, are caused by or arise out of the interference by Tenant or Tenant’s employees, agents or contractors in the performance of the Landlord’s Work, (iii) Tenant and Tenant’s employees, agents and contractors shall promptly comply with any and all requests made by Landlord or Landlord’s contractor(s) that Tenant remove its property from those areas in or around which Landlord is performing the Landlord’s Work, and (iv) Landlord shall not be liable for, Tenant hereby waives all claims which Tenant may have against Landlord or its agents, servants, contractors, and employees (collectively, including Landlord, “Landlord Parties), and Tenant agrees to indemnify and hold harmless Landlord for any injury or damage to any person or property in or about the Premises resulting from or arising out of or in connection with the performance of Landlord’s Work (except to the extent arising from the negligence or willful misconduct of Landlord). Tenant’s early occupancy of the Premises for the sole purpose provided in this Paragraph 2(b) shall be subject to all of the terms and conditions of this Lease, including, without limitation, payment of Additional Charges (as such term is defined in Paragraph 3(a)) for Expenses and Additional Rent (as such term is defined in Paragraph 3(e) below), provided that (i) the term shall not begin until the Commencement Date, and (ii) Tenant shall not be obligated to pay monthly Base Rent or Additional Charges for Real Estate Taxes for the period from the delivery of early occupancy of the Premises until the Rent Commencement Date.

(c) Tenant shall accept the Premises in its “as-is” condition, provided, however, that Landlord shall at its sole expense, in a good and workman-like manner, in compliance with applicable laws and regulations, and using Building standard materials and finishes, make those improvements to the Premises described in the separate work letter (“Phase I Work Letter”) attached hereto as EXHIBIT “B-I” as the “Landlord’s Work”.

(d) Landlord reserves from the leasehold estate hereunder (i) all exterior walls and windows bounding the Premises, and all space located within the Premises for vertical penetrations, conduits, electric and all other utilities, air-conditioning, sinks or other Building facilities, the use thereof and access thereto through the Premises for operation, maintenance, repair or replacement thereof, and (ii) the right from time to time, without unreasonable interference with Tenant’s use, to install, remove or relocate any of the foregoing for service to any part of the Building to locations that will not materially interfere with Tenant’s use of the Premises, to have access to and use of areas or facilities located within the Premises and serving or providing services to other parts of the Building (such as, by way of example only, risers, the plenum, the janitorial closet, and the elevator mechanical room located adjacent to the Building elevator), to make alterations or additions to the Building, to alter or relocate any other Common Area facility or any other common facility, and to make changes or alterations therein or enlargements thereof, provided that such changes do not increase Tenant’s obligations under the Lease in any material respect. Landlord shall use commercially reasonable efforts to minimize any material interference with Tenant’s business conducted at the Premises resulting from the performance of Landlord’s obligations under this Paragraph. Subject to the rights of Tenant specified in this Lease, Landlord shall have the sole and exclusive right to possession and control of the Common Areas, including the entry vestibule, all other public areas of the Project and the reserved areas or facilities described above in this Paragraph 2(d) which are located within the Premises.

3. RENT: RENT ADJUSTMENTS; ADDITIONAL CHARGES FOR EXPENSES AND TAXES.

(a) Monthly Base Rent. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord throughout the Term the monthly rental specified in the Basic Lease Information (“Base Rent”), which sum shall be payable by Tenant on, or at Tenant’s election before, the first day of each month, in advance, in lawful money of the United States (without any prior demand therefor and without deduction or offset whatsoever, except as expressly provided for in Paragraphs 12(f), 20 and 21) to Landlord or its managing agent at the address specified in the Basic Lease Information or to such other firm or to such other place as Landlord or its Managing Agent may from time to time designate in writing. The Base Rent and Additional Charges for Expenses due for the period commencing upon the Rent Commencement Date and continuing to and including the date immediately preceding the same date of the next calendar month shall be due upon Tenant’s execution of this Lease. Tenant shall pay to Landlord all charges and other amounts whatsoever as provided in this Lease (“Additional Charges”) at the place where the Rent is payable and Landlord shall have the same remedies for a default in the payment of Additional Charges as for a default in the payment of Rent, subject to the notice and cure rights provided in Paragraph 19(a) of this Lease. If the Rent Commencement Date should occur on a day other than the first day of a calendar month, or the Expiration Date should occur on a day other than the last day of a calendar month, then the Rent and Additional Charges for such fractional month shall be prorated on a daily basis.

(b) Intentionally Omitted.

(c) Additional Charges for Expenses and Taxes.

(1) Definitions of Additional Charges: For purposes of this Paragraph 3(c), the following terms shall have the meanings hereinafter set forth:

(A) “Tax Year” shall mean each twelve (12) consecutive month period commencing January 1st of the calendar year during which the Commencement Date of this Lease occurs.

(B) “Tenant’s Share” shall mean the percentage figure so specified in the Basic Lease Information.

(C) “Real Estate Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Project or any personal property of Landlord which is required for, or which is of a decorative nature which is used in, the operation thereof, or Landlord’s interest in the Project or such personal property. Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for police, fire or other governmental services (including transit or housing fees imposed subsequent to the Commencement Date) or purported benefits to the Project (provided, however, that any refunds of Real Estate Taxes paid by Tenant (as part of Tenant’s Share of Real Estate Taxes) shall be credited against the next installments of Rent due under this Lease, or, if this Lease has expired, shall be promptly refunded to Tenant), service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease, or any other lease of space in the Project, or on the use or occupancy of the Project or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Project, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, or any political subdivision, public corporation, district or any other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes; provided that such fees, costs and disbursements do not exceed the actual savings in Real Estate Taxes obtained by Tenant over the Term of the Lease. Real Estate Taxes shall not include: (i) succession, gift, estate, franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources; (ii) any impact fees, special assessments or other exactions imposed on Landlord as a condition to the initial development or construction of the Project; or (iii) any late payment charges and penalties imposed because of Landlord’s late payment of Real Estate Taxes unless Tenant is in default with respect to its obligation to pay Rent at the time the installment of Real Estate Taxes for which the late payment charge or penalty is incurred was due. If any assessments are levied on the Project, Tenant shall have no obligation to pay more than Tenant’s Share of the minimum installment of principal and interest that would become due during any Tax Year had Landlord elected to pay the assessment in the maximum number of permissible installment payments, even if Landlord pays the assessment in full, provided, however, that Tenant shall not be responsible for any portion of an assessment levied against the Project as a result of any improvement(s) made by or for another tenant (other than an assignee or sublessee of Tenant) of the Project or as a result of any specific use of the Project by another tenant. Landlord shall deliver copies of all assessment notices promptly after receipt, but in no event later than forty five (45) days prior to the last day to file an appeal (provided that Landlord has received such notice by that date). In the event that Tenant desires to challenge the assessments levied against the Project for Real Estate Taxes, Tenant shall provide written notice to Landlord of such intent. Landlord shall have a period of fifteen (15) days within which to notify Tenant of its election to (i) challenge the assessment or (ii) not challenge the assessment. A lack of response from Landlord shall indicate that Landlord has elected to not challenge the assessment. If Tenant desires to directly challenge the assessment, it shall then notify Landlord of its intent to do so and then Landlord shall cooperate fully with Tenant in its efforts to challenge such reassessment (including executing and filing, in Landlord’s name, any reasonable documentation necessary) so long as Tenant pays all costs of such challenge and posts a bond or pays any other costs necessary to prevent a lien from being placed against the Project while such challenge is pending; provided, however, Landlord shall have the right to approve any such challenge, in advance, during the last two (2) years of the Term, which approval shall not be unreasonably withheld. The benefit of any reduction in taxes during applicable periods shall accrue to Tenant.

(D) “Expenses” shall mean the commercially reasonable total costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Project, including, without limitation (i) the cost of air conditioning, electricity, heating, mechanical, ventilating and all other utilities and services and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of repairs and general maintenance and cleaning; (iii) the cost of fire, extended coverage, boiler, sprinkler, public liability, property damage, rental loss, earthquake (if available at commercially reasonable rates) and other insurance permitted by Paragraph 10(f); (iv) management fees, reasonable legal fees, fees of all independent contractors engaged by Landlord directly related to the operation of the Project or reasonably charged by Landlord if Landlord performs management services in connection with the Project, (though the management fee shall not exceed 3% of Base Rent); and (v) the cost (amortized in accordance with the provisions of the next sentence) of any capital improvements made to the Project after the Commencement Date (a) as a labor saving device or to effect other economies in the operation or maintenance of the Project (from which a reasonable person would anticipate that savings would actually result, but not in excess of the actual savings), (b) to repair or replace capital items which are no longer capable of providing the services required of them, or (c) that are made to the Project (excluding improvements made to the premises of any other tenant) after the date of this Lease and are required under any governmental law or regulation that was not applicable to the Building as of the date the Lease was executed. The cost of the foregoing capital improvements and any other capital improvements the cost of which is the responsibility of Tenant pursuant to this Lease, shall be amortized over the useful life of the capital item in question as determined in accordance with generally accepted accounting principles (“GAAP”), but in no event over a longer period than ten (10) years, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purpose of constructing such capital improvements; or, if Landlord does not elect to borrow funds, at the “prime rate” of interest announced by the Wall Street Journal over the period the funds are advanced, plus two percent (2%) (“Interest Rate”). Any “deductible” amounts relating to capital improvements required to be paid by Tenant hereunder in connection with any casualty policy carried by Landlord shall be amortized over the useful life of the restoration work in accordance with GAAP, provided, however that the amount of the deductible to be so amortized shall be limited to the greater of (i) $10,000 or (ii) ten percent (10%) of the actual loss.

Notwithstanding anything to the contrary herein contained, Expenses shall not include, and in no event shall Tenant have any obligation to pay for pursuant to this Paragraphs 3 or 7(b), (aa) any costs in connection with the initial construction of the Project or acquisition of the Land; (bb) the cost of providing tenant improvements to Tenant (including without limitation the Landlord’s Work, the Tenant’s Phase I Work, or the Tenants Phase II Work) or any other tenant; (cc) debt service (including, but without limitation, finance charges, interest, principal, any impound payments and late fees not reimbursed pursuant to Paragraph 3(d)) required to be made on any mortgage or deed of trust recorded with respect to the Project or the Land other than debt service and financing charges imposed pursuant to clause (v) of Paragraph 3(c)(1)(D); (dd) the cost of special services, goods or materials provided to any tenant; (ee) depreciation; (ff) any management fee, regardless of whether paid to Landlord, its affiliate or any other party, which is in excess of three percent (3%) of Base Rent; (gg) costs occasioned by the fraud, negligence or willful misconduct under applicable laws of Landlord, its employees, its property manager, or its property manager’s employees; (hh) costs for which Landlord has a right of and has received reimbursement from others (including insurance reimbursements which Landlord would have been received through Landlord’s insurance required to be carried under this Lease had Landlord complied with the provisions of Paragraph 10(f) below); (ii) costs to correct any construction or design defects in the original construction of the Project; (jj) repairs, replacement and upgrades made during the Term to the structural elements of the Project (including the concrete tilt-up walls), roof structure (including the membrane), foundation, plate glass (which breaks due to construction reasons as opposed to due to vandalism), and concrete slabs; (kk) any costs for which Landlord has indemnified Tenant pursuant to Paragraph 39; (ll) advertising or promotional costs; (mm) leasing commissions; (nn) the cost of any repairs or replacements following a casualty to the extent they are reimbursed via insurance or to the extent any deductible amounts exceed the maximum deductible amounts noted in the preceding paragraph; (oo) any costs of repairs or replacements caused by a condemning authority; (pp) rental payments for any Base Building equipment such as HVAC equipment, elevators and the like included in Landlord’s Work; (qq) legal expenses, accounting expenses or consulting expenses of any kind not directly related to the management of the Project (as opposed to the business of Landlord’s partnership) or not expressly provided elsewhere in this Lease; (rr) any costs paid to affiliates or parties related to Landlord for services or materials to the extent that such costs are in excess of the fair market amount for such services or materials (Landlord’s 3% management fee shall be deemed a market amount for such service); (ss) amounts for which Landlord has indemnified Tenant elsewhere in this Lease and for fines, penalties and fees for late payments unless caused by Tenant’s failure to timely pay Rent and Additional Charges; (tt) repairs or construction necessitated by violations of laws applicable to the Project as of the date the permits for the construction thereof were obtained; (uu) artwork; (vv) costs and expenses incurred by Landlord in connection with upgrading the Project (excluding the Premises) to comply with disability or life insurance requirements, or life safety codes, ordinances, statutes or other laws, including without limitation the Americans with Disabilities Act, in effect at the time building permits were obtain for the construction of the Project; (xx) costs of decorating, redecorating, or special cleaning or other services not provided on a regular basis to tenants of the Building; (yy) wages, salaries, fees, and fringe benefits paid to executive personnel or officers or partners of Landlord; (zz) any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business; (aaa) any costs for which Tenant or any other tenant in the building is being charged other than pursuant to the operating expense provisions of such tenant’s lease (including without limitation the provisions of Paragraph 3(c) hereof); (bbb) the cost of any repair made by Landlord because of the total or partial destruction of the building or the condemnation of a portion of the Project to the extent such cost is covered by any policy of insurance which Landlord is required to maintain pursuant to the provisions of this Lease; (ccc) any increase in insurance premiums to the extent that such increase is caused or attributable to the use, occupancy or act of another tenant; (ddd) the cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building pursuant to clauses similar to this paragraph; (eee) any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship; (fff) the cost of tools and equipment used in the initial construction of the Project; (ggg) the cost of any work or service performed for or facilities furnished to any tenant of the Project to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant; (hhh) the cost of any work or service performed for or facilities furnished for the account of, separately billed to, and paid by, specific tenants; (iii) the cost of alterations of space in the Building leased to other tenants, (jjj) the cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided for in this Lease to be borne at Landlord’s expense; or (kkk) ground rent or similar payments to a ground Lessor.

All costs and expenses shall be determined in accordance with generally accepted real property management practices consistently applied (with accruals appropriate to Landlord’s business).

(E) “Expense Year” shall mean each twelve (12) consecutive month period commencing January 1 of the calendar year during which the Commencement Date of the Lease occurs, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Expenses shall be equitably adjusted for the Expense Years involved in any such change.

(2) Building Cost Pools: Notwithstanding anything to the contrary set forth herein, Landlord shall have the right, from time to time, to equitably allocate some or all of the Expenses, including costs of utilities and services, for the Project between the tenant(s) of the Building on the one hand and the tenant(s) of the One-Story Building on the other, in Landlord’s reasonable discretion, in which case such sums shall be charged to the tenant(s) of the Project in an equitable manner. By way of example, the Building will be allocated all of the costs incurred by Landlord in connection with the elevator in the Building. Tenant’s Share with respect to Expenses so allocated to the Building shall be 100%.

(3) Payment of Real Estate Taxes: With reasonable promptness after Landlord has received the tax bills for any Tax Year, Landlord shall furnish Tenant with a statement which shall include a copy of the tax bill (herein called “Landlord’s Tax Statement”) setting forth the amount of Real Estate Taxes for such Tax Year, and Tenant’s Share thereof. Unless otherwise required in Paragraph 3(c)(5) below, Tenant shall pay, subject to Tenant’s dispute rights in Paragraph 3(c)(1)(C), to Landlord Tenant’s Share of actual Real Estate Taxes no later than thirty (30) days after billing by Landlord. In no event shall Landlord recapture more than 100% of the actual taxes.

(4) Payment of Expenses: Commencing on the Commencement Date (or upon the date upon which Tenant takes early occupancy of the Premises pursuant to the provisions of Paragraph 2(b) above), unless otherwise provided for in Paragraph 3(a), Tenant shall pay to Landlord as Additional Charges one-twelfth (1/12th) of Tenant’s Share of Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant, and Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time, but in no event more than twice each calendar year. As promptly as possible in the circumstances after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Expense Statement”), setting forth in reasonable detail the Expenses for such Expense Year and Tenant’s Share thereof. If Tenant’s Share of the actual Expenses for such Expense Year exceed the estimated Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord, subject to Tenant’s dispute rights in Paragraph 3(c)(1)(D), the difference between the amount paid by Tenant and Tenant’s Share of the actual Expenses within thirty (30) days after the receipt of Landlord’s

Expense Statement, and if the total amount paid by Tenant for any such Expense Year shall exceed Tenant’s Share of the actual Expenses for such Expense Year, such excess (together with interest on such excess if Landlord’s Expense Statement is delivered later than ninety (90) days after the end of the Expense Year, at the Interest Rate from the date which is ninety (90) days after the end of the Expense Year until such excess has been credited or returned in full) shall be credited against the next installment(s) of Rent due from Tenant to Landlord hereunder or if the Term has ended it shall be returned to Tenant within thirty (30) days. Any utility rebates for the Project which Landlord receives for payments made by Tenant (as part of Tenant’s Share of Expenses) shall be forwarded to Tenant so long as such rebate is received within two years following the Expiration Date or sooner termination of the Lease. If it has been determined that Tenant has overpaid Expenses during the last year of the Lease Term (including rebates of utilities applicable to Tenant), then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the date on which Landlord makes such determination (together with interest on such overage if such determination is made later than ninety (90) days after the end of the Expense Year in which the Lease Term expires, at the Interest Rate from the date which is ninety (90) days after the end of such Expense Year until such overage has been reimbursed in full). Any disputes pursuant to this Paragraph shall be settled pursuant to the arbitration provisions of this Lease.

(5) Other: To the extent any item of Real Estate Taxes or Expenses is payable by Landlord in advance of the period to which it is applicable due to (i) a requirement by Landlord’s lender for an escrow account (i.e. insurance and tax escrows required by Landlord’s Lender), or (ii) because prepayment to the third party billing authority is customary for the service or matter (e.g. insurance or taxes), Landlord may (i) include such items in Landlord’s estimate for periods prior to the date such item is to be paid by Landlord and (ii) to the extent Landlord has not collected the full amount of such item prior to the date such item is to be paid by Landlord, Landlord may include the balance of such full amount in a revised monthly estimate for Additional Charges. If the Commencement Date (or the date upon which Landlord delivers early occupancy of the Premises pursuant to the provisions of Paragraph 2(b) above) or Expiration Date shall occur on a date other than the first day of a Tax Year and/or Expense Year, Tenant’s Share of Real Estate Taxes and Expenses, for the Tax Year and/or Expense Year in which the Commencement Date (or the date upon which Landlord delivers early occupancy of the Premises pursuant to the provisions of Paragraph 2(b) above) occurs shall be prorated.

(6) Audit: Within one hundred eighty (180) days after receipt of any Expense Statement or Tax Statement from Landlord, Tenant shall have the right to examine Landlord’s books and records relating to such Expense Statements and Tax Statements. In making such examination, Tenant agrees, and shall cause its agents and employees conducting the examination to agree in writing, to keep confidential any and all information contained in such books and records, save and except that Tenant may disclose such information to a trier of fact in the event of any dispute between Tenant and Landlord with regard to Additional Charges, provided that Tenant shall stipulate to such protective or other orders in the proceeding as may be reasonably required to preserve the confidentiality of such information. Such inspection may be made either by employees of Tenant or by an accounting firm or audit firm selected by Tenant which is accustomed to engaging in such activity and which is not compensated on a contingent fee basis. All of the information obtained through any such examination or audit and any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of such examination or audit shall be held in strict confidence by Tenant and any accounting or audit firm selected by Tenant, except for any reasonably necessary disclosure in any litigation or arbitrating proceeding between Landlord and Tenant with respect to such examination or audit, to Tenant’s consultants, or as may be required by applicable laws. If Tenant determines, based on such audit, that Tenant believes that it has overpaid Expenses or Real Estate Taxes for the year covered by the applicable Expense Statement or Tax Statement, Tenant shall notify Landlord of its dispute within two hundred ten (210) days after the date the applicable Expense Statement or Tax Statement was received by Tenant. All of the information obtained through any such examination or audit and any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of such examination or audit shall be held in strict confidence by the Tenant and by any accounting or audit firm engaged by Tenant to perform such examination or audit, except for any reasonably necessary disclosure in any litigation or arbitration between Landlord and Tenant regarding such examination or audit, to Tenant’s consultants, or as may be required by applicable laws. Following Tenant’s notice of dispute to Landlord, Landlord and Tenant shall, for a period of thirty (30) days thereafter, attempt to resolve the dispute. If the parties are unable to resolve the dispute within such thirty (30) day period, the dispute shall be resolved by arbitration as provided in Paragraph 40 of this Lease. If Tenant prevails in any such arbitration proceeding, then Landlord shall promptly reimburse Tenant for such overage, and if such overage exceeds four percent (4%) of the actual amount of Expenses or Real Estate Taxes paid by Landlord for the Tax or Expense Year covered by such audit, then Landlord shall bear the cost of such audit, up to a maximum cost of $5,000 and repay the overage with interest at the Interest Rate. Additionally, if Tenant prevails in such arbitration, then Tenant shall have the right to audit the same expense or tax items during the previous three (3) years by giving to Landlord a written notice evidencing Tenant’s election to exercise said right within fifteen (15) days after Tenant prevailed in the arbitration. Said audit shall be conducted pursuant to the provisions of this Paragraph. If Tenant fails to object to any such Expense Statement or Tax Statement or request an independent audit thereof within such one hundred and eighty (180) day period, such Expense Statement and/or Tax Statement shall be final and shall not be subject to any audit, challenge or adjustment.

(d) Late Charges. Tenant recognizes that late payment of any Base Rent or Additional Charges will result in administrative expenses to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if any Base Rent or Additional Charges remain unpaid three (3) days after the date of written notice from Landlord, the amount of such unpaid Base Rent or Additional Charges shall be increased by a late charge to be paid to Landlord by Tenant, as an Additional Charge, in an amount equal to five percent (5%) (or such greater amount not to exceed six percent (6%) as may be charged by any Mortgagee for a late payment of a monthly mortgage payment) of the amount of the delinquent Base Rent or Additional Charges. In addition, any outstanding Base Rent, Additional Charges, late charges and other outstanding amounts shall accrue interest at an annualized rate of the greater of 10% or the “prime”, “base”, “index” or “reference” rate of Bank of America NT&SA reported in the Wall Street Journal as published on the last day of said five (5) business day period plus two percent (2%), but in no event greater than the maximum rate allowed by law (the “Default Rate”), until paid to Landlord;

provided, however, that in the event that Bank of America NT&SA shall cease to establish or publish a “prime”, “base”, “index” or “reference” rate, whether so denominated or otherwise named, the Default Rate shall be determined with reference to the average of the “prime”, “base”, “index” or “reference” rate of Citibank N.A. and The Chase Manhattan Bank, N.A. (in the event either such banking institution publishes more than one such rate, the rate used shall be the highest amount so published by such banking institution) as reported in the Wall Street Journal. Notwithstanding the foregoing, Landlord shall not be required to provide such notice more than two (2) times during any two (2) year period during the Term, the late charge accruing with respect to the third such non-payment from the date which is three (3) days after the due date of such amount without the requirement of notice from Landlord. Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense. The provisions of this Paragraph 3(d) shall not relieve Tenant of the obligation to pay Base Rent or Additional Charges on or before the date on which they are due, or in any way affect Landlord’s remedies pursuant to Paragraph 19 [Landlord’s Remedies] if any Base Rent or Additional Charges are unpaid after they are due.

(e) Rent. All sums payable by Tenant hereunder other than Base Rent or Additional Charges shall be payable as, and are collectively referred to herein as, “Additional Rent.” As used herein, the term “Rent” shall include all Base Rent, Additional Charges, and Additional Rent.

4. RESTRICTIONS ON USE. Tenant shall not do or permit anything to be done in or about the Premises which will obstruct or interfere with the rights of other tenants or occupants of the Building or the Project or injure or unreasonably annoy them, nor use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Said restrictions shall apply equally to all tenants or occupants of the Building and the Project.

5. COMPLIANCE WITH LAWS. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any applicable law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Project or any of its contents (unless Tenant agrees to pay for such increase) or cause a cancellation of such insurance, and Tenant shall at its sole cost and expense promptly comply with all applicable laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, to the extent required because of (i) Tenant’s unique use of the Premises, (ii) alterations or improvements made by or for Tenant, or (iii) Tenant’s negligence or willful misconduct. The foregoing restrictions and obligations shall apply equally to all tenants or occupants of the Building. The provisions this Paragraph 5 shall in no way limit Tenant’s obligation to pay Expenses as noted in Paragraph 3 of the Lease. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether Landlord be a party thereto or not, that Tenant has so violated any such law, statute, ordinance, rule, regulation or requirement, shall be conclusive of such violation as between Landlord and Tenant.

6. ADDITIONAL ALTERATIONS. Tenant shall be entitled to make alterations (“Minor Alterations”) without Landlord’s consent so long as such alterations do not violate any of the four conditions set forth below (in the definition of Major Alterations) and do not exceed a cost of $10,000 in any calendar year. Tenant shall not make or suffer to be made any additional alterations, additions or improvements, that exceed the dollar limitations set forth above or (i) materially affect the structure of the Building or its electrical, plumbing, HVAC or other systems, (ii) are visible from the exterior of the Premises, (iii) are not consistent with Tenant’s permitted use hereunder, or (iv) are not commonly considered typical for customary office use and/or and research and development use (“Major Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Failure of Landlord to give its approval within fifteen (15) calendar days after receipt of Tenant’s written request for approval shall constitute disapproval by Landlord. Any alterations (whether Major Alterations or Minor Alterations) in, on or to the Premises shall be the property of Tenant during the Term and shall become Landlord’s property at the end of the Term without compensation to Tenant. All Minor Alterations shall be made by Tenant, at Tenant’s sole cost and expense, and, in the event Landlord consents to any Major Alterations, such Major Alterations shall be made by Tenant at Tenant’s sole expense, in accordance with plans and specifications reasonably approved by Landlord, and any contractor or person selected by Tenant to make the same must first be reasonably approved in writing by Landlord. Upon the expiration or sooner termination of the Lease, Tenant shall upon demand by Landlord, at Landlord’s election either (i) at Tenant’s sole cost and expense, forthwith and with all due diligence remove any Major Alterations (including, without limitation, Phase I Tenant’s Improvements, and Phase II Tenant’s Improvements) made by or for the account of Tenant, designated by Landlord to be removed and restore the Premises to its original condition as of the Commencement Date, subject to normal wear and tear and the rights and obligations of Tenant concerning casualty damage pursuant to Paragraph 20 or (ii) pay Landlord the reasonable estimated cost thereof. Notwithstanding the foregoing, at the time Tenant requests approval for any proposed Major Alteration (including Phase I Tenant’s Improvements and Phase II Tenant’s Improvements) Tenant may request in writing that Landlord advise Tenant whether Landlord shall require the removal of such proposed Major Alteration (or any portion thereof) and restoration (payment of Landlord’s reasonable estimated cost thereof) as set forth in this Paragraph 6. Within fifteen (15) days after Landlord’s receipt of Tenant’s written request, Landlord shall advise Tenant in writing as to which portions, if any, of any proposed Major Alteration (including Phase I Tenant’s Improvements and Phase II Tenant’s Improvements) Landlord shall require to be removed and restored (or payment of the reasonable estimated cost of removal and restoration thereof made) as set forth in this Paragraph 6. If Landlord fails to respond to such a request within such fifteen (15) day period, Tenant may send Landlord a second written request, which written request shall state “LANDLORD’S FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL ELIMINATE LANDLORD’S ABILITY TO REQUIRE THE REMOVAL OF CERTAIN MAJOR ALTERATIONS TO THE PREMISES”, and if Landlord fails to respond to such notice within such five (5) business day period, Landlord shall be deemed to have advised Tenant that no portions of such Major Alteration (including Phase I Tenant’s Improvements and

Phase II Tenant’s Improvements) shall be required to be removed and restored at the end of the Term. Notwithstanding anything to the contrary set forth above, Landlord hereby agrees and acknowledges that none of the Phase I Tenant’s Improvements shown as of the date hereof with reasonable specificity on the Tenant Preliminary Plans attached to Exhibit B-1 as Schedule 2 thereto shall be required to be removed and restored at the end of the Term (or payment of the reasonable estimated cost or removal and restoration thereof made) as set forth in this Paragraph 6, except as follows: (A) removal of the two (2) sound booths on the first floor of the Premises and restoration; (B) removal of the two (2) sound chambers on the first floor of the Premises (including repairing the grid) and restoration; (C) removal the two (2) ETSI rooms (or modifications made to existing rooms for such purposes) and restoration; and (D) removal of the work lab area on the second floor of the Premises (including removal of all new walls, and removal of vinyl composite tile) and restoration (including, replacement of carpet tiles).

7. REPAIR AND MAINTENANCE.

(a) Landlord shall be responsible for the following repair and maintenance obligations: (i) maintenance and repair of the exterior (including glass) portions of the Building, roof structure (including membrane) and concrete slabs; (ii) repairs and maintenance of the Building systems for electrical, mechanical, HVAC serving the Premises or plumbing and all controls appurtenant thereto; (iii) parking areas, courtyards, sidewalks, entry ways, the entry vestibule, lawns, landscaping and other similar facilities of the Project, and (iv) structural portions of the Project. In emergency situations, Tenant shall have the authority to contact directly any venders approved by Landlord and order repairs. In the event of a dispute between Landlord and Tenant concerning which party should pay for the cost of said repairs and maintenance, the dispute shall be resolved by arbitration pursuant to Paragraph 40 of this Lease.

(b) Tenant shall maintain and repair the interior portion of the Premises and any improvements serving only the Premises, such as security systems, and any additional tenant improvements, alterations or additions installed by or on behalf of Tenant within the Premises, however, excluding any portions thereof which are structural in nature or which are the obligation of Landlord under Paragraph 7(a). Tenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Building to the Premises and throughout the Premises. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. In addition, Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. If Tenant fails after thirty (30) days’ written notice by Landlord to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord at the expense of Tenant and the reasonable expenses thereof incurred by Landlord shall be reimbursed immediately as Additional Rent within thirty (30) days after submission of a bill or statement therefor; provided, however, that in the event of non-emergency repairs, Tenant shall have the right to notify Landlord, in writing, within ten (10) business days of its receipt of Landlord’s written notice that Tenant disputes that said repairs should be made by Tenant. If Tenant provides such written notice to Landlord, Landlord and Tenant shall, for a period of twenty (20) days thereafter, attempt to resolve the dispute. If the parties are unable to resolve the dispute within such twenty (20) day period, the dispute shall be resolved by arbitration pursuant to Paragraph 40. Landlord shall not undertake any non-emergency repairs until the dispute is resolved. In the event that Landlord undertakes any emergency repairs, Tenant shall have the right to notify Landlord, in writing, within ten (10) business days of the date Tenant learns of the emergency repairs, that Tenant disputes the need for such repairs or that the costs thereof are Landlord’s responsibility under this Lease. If Tenant notifies Landlord of such dispute, Landlord and Tenant shall then for a period of twenty (20) days thereafter, attempt to resolve the dispute. If the parties are unable to resolve the dispute within such twenty (20) day period, the dispute shall be resolved by arbitration pursuant to Paragraph 40.

(c) The purpose of Paragraphs 7(a) and 7(b) is to define the obligations of Landlord and Tenant to perform various repair and maintenance functions; the allocation of the costs therefor are covered under this Paragraph 7(c) and Paragraph 3. Tenant shall bear the full cost of repairs or maintenance interior or exterior, structural or otherwise, to preserve the Premises and the Building in good working order and condition, arising out of (i) the performance or existence of any alteration or modification to the Premises made by Tenant; (ii) the installation, use or operation of Tenant’s property or fixtures; (iii) the moving of Tenant’s property or fixtures in or out of the Building or in and about the Premises; or (iv) except to the extent any claims arising from any of the foregoing are reimbursed by insurance carried by Landlord (or would have been reimbursed by Landlord’s insurance required to be carried under this Lease had Landlord maintained the insurance required pursuant to Paragraph 10(f) of this Lease), are covered by the waiver of subrogation in Paragraph 11 or are otherwise provided for in Paragraph 20, the acts, omissions or negligence of Tenant, or any of its servants, employees, contractors, agents, visitors, or licensees, or the particular use or particular occupancy or manner of use or occupancy of the Premises by Tenant or any such person.

(d) There shall be no abatement of Rent with respect to any repairs, maintenance, alteration or improvement in or to any portion of the Building, including the Premises, or in or to the fixtures, appurtenances and equipment therein except as expressly set forth in Paragraphs 12(f), 20, and 21.

8. LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant. In the event that Tenant shall not, within twenty (20) days following the earlier of (i) the date that Tenant actually learns of the imposition of any such lien or (ii) the date Tenant receives written notice of such lien from Landlord, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable to it by Tenant on demand with interest at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Building and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give notice to Landlord at five(5) business days’ prior notice of commencement of any construction on the Premises.

9. ASSIGNMENT AND SUBLETTING.

(a) Except as otherwise provided in this Paragraph 9, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Premises to be occupied by anyone other than Tenant or sublet the Premises (collectively, “Sublease”) or any portion thereof without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed by Landlord. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Sublease or Assignment, if Landlord withholds its consent where either (i) the creditworthiness of the proposed Sublessee or Assignee is not reasonably acceptable to Landlord (e.g. there does not exist reasonable evidence that Sublessee or Assignee can pay the rent to be charged to Sublessee or Assignee) or, (ii) the proposed Sublessee’s or Assignee’s use of the Premises is not in compliance with the allowed Tenant’s Use of the Premises as described in the Basic Lease Information, such withholding of consent shall be presumptively reasonable. If Landlord consents to the Sublease or Assignment, Tenant may thereafter enter into a valid Sublease or Assignment upon the terms and conditions set forth in this Paragraph 9.

(b) If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof, it shall first give written notice to Landlord of its desire to do so, which notice shall contain (i) the name of the proposed assignee, subtenant or occupant; (ii) the name of the proposed assignee’s, subtenant, or occupant’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Assignment or Sublease; (iv) in the case of a Sublease, the arrangements which will exist for the establishment as Common Area of such portions of the Premises as may be necessary for ingress, egress, use of bathrooms, stairs and elevators, and similar rights of the proposed subtenant which will be necessary for the use and enjoyment of the subleased premises and the compliance thereof will all applicable laws, and (v) such financial information as Landlord may reasonably request concerning the proposed assignee, subtenant or occupant.

(c) At any time within ten (10) business days after Landlord’s receipt of the notice specified in Paragraph 9(b), Landlord may by written notice to Tenant elect to (i) terminate this Lease as to the portion of the Premises that is specified in Tenant’s notice (so long as (A) the term of sublease (including any rights on the part of the sublessee to extend or renew such term) as to the portion of the Premises involved will expire on or after the date which is six (6) months before the expiration of the Term, or (B) the named Tenant herein, any Transfer Entity (defined below) which who becomes an Assignee through a Permitted Transfer (defined below), and any Affiliates thereof will not collectively occupy, after vacating the portion of the Premises which specified in Tenant’s notice, at least 5,000 useable square feet of the Building pursuant to this Lease), with a proportionate abatement in Rent and Additional Charges, and Tenant will cooperate in the establishment of the “common areas” described in Tenant’s notice to Landlord; (ii) consent to the Sublease or Assignment, which consent shall not be unreasonably withheld, conditioned or delayed; or (iii)

disapprove the Sublease or Assignment setting forth the specific reasons therefor. Notwithstanding anything in this Paragraph 9(e) to the contrary, Landlord shall not have the rights set forth in (i), (ii) and (iii) of this Paragraph 9(c) if the sublease is to an “Affiliate” (hereinafter defined) or if the sublease or assignment is made in connection with a “Permitted Transfer” (hereinafter defined). In the event Landlord elects the options set forth in clause (i) above, with respect to a portion of the Premises, Tenant shall at all times provide reasonable and appropriate access to such portion of the Premises and use of any common facilities, and Landlord shall have the right to use or relet such portion of the Premises for any legal purpose in its sole discretion. If Landlord consents to the Sublease or Assignment within said ten (10) business day period, Tenant may thereafter within three hundred and sixty five (365) days after Landlord’s consent, but not later than the expiration of said three hundred and sixty five (365) days, enter into such Assignment or Sublease of the Premises or portion thereof upon the terms and conditions set forth in the notice furnished by Tenant to Landlord pursuant to Paragraph 9(b). Failure by Landlord to either consent or refuse such consent to a proposed assignment, encumbrance or sublease within the ten (10) business day time period specified above shall be deemed to be Landlord’s consent thereto. If Landlord has the right of recapture as described in clause (i) above in this Paragraph 9(c) but does not exercise such right, profits from sublease or assignment shall be divided, and paid by the sublessee or assignee, fifty percent (50%) to Landlord and fifty percent (50%) to Tenant, after deducting reasonable costs specifically related to the sublease of the Premises, including brokerage costs, reasonable legal fees and tenant improvements, all to be amortized over the term of the sublease. Sublease profits are defined as the excess of the total rent paid by the subtenant (including operating cost reimbursements) over the total rent paid by Tenant to Landlord (including taxes, insurance and operating expenses) for the prorata area of the space subleased.

(d) No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 9 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent, Additional Charges or Additional Rent by Landlord from a proposed assignee or sublessee shall not constitute the consent to such Assignment or Sublease by Landlord.

(e) The following shall be deemed a voluntary assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of Tenant; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer to one person or entity stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s stock issued, outstanding and entitled to vote for the election of directors. Notwithstanding anything to the contrary contained in this Paragraph 9, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior written consent and without being subject to Landlord’s termination or rent sharing rights provided in Paragraph 9(c) above: (1) Tenant may assign its interest in the Lease to a corporation, partnership, professional corporation, limited liability company, or limited liability partnership (“Transfer Entity”) which results from a merger, consolidation or other reorganization, so long as the Transfer Entity has a net worth immediately following such transaction that is equal to or greater than the net worth of Tenant both as of the date of this Lease and as of the date immediately prior to such transaction; and (2) Tenant may assign this Lease to a Transfer Entity which purchases or otherwise acquires all or substantially all of the assets of Tenant, so long as such acquiring Transfer Entity has a net worth immediately following such transaction that is equal to or greater than the net worth of Tenant as of the date immediately prior to such transaction.

(f) Each assignee, sublessee or other transferee shall assume, as provided in this Paragraph 9(f), all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Rent, Additional Charges and Additional Rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term; provided, however, that the assignee, sublessee, mortgagee, pledgee or other transferee shall be liable to Landlord for rent only in the amount set forth in the Assignment or Sublease and shall only be required to perform those obligations under the Lease to the extent that they relate to the portion of the Premises subleased or interest in the Lease assigned. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Paragraph 9(f), but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.

(g) Any other provision of this Paragraph 9 to the contrary notwithstanding, Tenant shall have the right, without Landlord’s consent but upon written notice to Landlord given at least ten (10) days prior thereto and without being subject to Landlord’s termination or rent sharing rights provided in Paragraph 9(c) above, to assign Tenant’s interest in the lease or sublease of all or any portion the Premises to an Affiliate (defined below) provided that (i) the Affiliate delivers to the Landlord concurrent with such Assignment a written notice of the Assignment and an assumption agreement whereby the Affiliate assumes and agrees to perform, observe and abide by the terms, conditions, obligations, and provisions of this lease, and (ii) the entity remains an Affiliate at all times during the Term. No subletting or assignment by Tenant made pursuant to this Paragraph 9(g) shall relieve Tenant of Tenant’s obligations under this Lease. As used herein, the term “Affiliate” shall mean and collectively refer to a corporation or other entity which controls, is controlled by or is under common control with Tenant, by means of an ownership of either (i) more than fifty percent (50%) of the outstanding voting shares of stock or (ii) stock, partnership, membership or other ownership interests which provide the right to control the operations, transactions and activities of the applicable entity.

10. INSURANCE AND INDEMNIFICATION.

(a) Except to the extent caused by the negligence of willful misconduct of Tenant Parties, Landlord shall indemnify and hold Tenant harmless from and against any and all claims or liability for any injury or damage to any person or property including any reasonable attorney’s fees (but excluding any consequential damages or loss of business) occurring in, on, or about the Project to the extent such injury or damage is caused by the negligence or willful misconduct of Landlord, its employees, its property manager, or its property manager’s employees; provided, however, that the foregoing indemnity shall not include claims or liability to the extent waived by Tenant pursuant to Paragraph 10(b) below. Further, (1) in the event of a discrepancy between the terms of this Paragraph and the terms of Paragraph 39 of this Lease concerning Hazardous Substances liability, the latter shall control; and (2) nothing in this Paragraph 10(a) is intended to nor shall it be deemed to override the provisions of Paragraph 11.

(b) Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord Parties for any injury or damage to any person or property in or about the Premises by or from any cause whatsoever, and without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, or other portion of the Premises or the Building, the Project, or caused by gas, fire, oil, electricity, or any cause whatsoever, in, on, or about the Premises, the Building, the Project or any part thereof. Notwithstanding the foregoing, except as set forth in Paragraph 11 below and the last sentence of this Paragraph 10(b), Tenant shall not be required to waive claims against Landlord Parties where such injury or damage is due to the negligence or willful misconduct of Landlord, its employees, its property manager or its property manager’s employees (including the negligence or willful misconduct of such parties as related to construction or property management). Tenant acknowledges that any casualty insurance carried by Landlord will not cover loss of income to Tenant or damage to the alterations in the Premises installed by Tenant or Tenant’s personal property located within the Premises. Tenant shall be required to maintain the insurance described in Paragraph 10(d) during the Term. In the event of a discrepancy between the terms of this paragraph and the terms of Paragraph 39 of the Lease concerning Hazardous Substance liability, the latter shall control (except with respect to the last sentence of this Paragraph 10(b)). Nothing in this Paragraph 10(b) is intended to nor shall it be deemed to override the provisions of Paragraph 11. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord have any liability whatsoever to Tenant for any consequential damages, or loss of business, revenue or profits, even if caused by the active, passive, or gross negligence, or willful misconduct of any Landlord Party.

(c) Except to the extent caused by the negligence or willful misconduct of Landlord, its employees, its property manager and its property manager’s employees, Tenant shall indemnify and hold Landlord harmless from and defend Landlord against any and all claims or liability for any injury or damage to any person or property whatsoever: (i) occurring in or on the Premises; (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct by Tenant, its agents, servants, employees, or invitees (collectively, including Tenant, “Tenant Parties”), or (iii) arising from any breach of this Lease by Tenant. Tenant further agrees to indemnify and hold Landlord harmless from, and defend Landlord against, any and all claims, losses, or liabilities (including damage to Landlord’s property) arising from (x) any breach of this Lease by Tenant and/or (y) the conduct of any work or business of Tenant Parties in or about the Project, including, but not limited to any release, discharge, storage or use of any hazardous substance, hazardous waste, toxic substance, oil, explosives, asbestos, or similar material. In the event of a discrepancy between the terms of this Paragraph and the terms of Paragraph 39 of the Lease concerning Hazardous Substance liability, the latter shall control. Nothing in this Paragraph 10(c) is intended to nor shall it be deemed to override the provisions of Paragraph 11.

(d) Tenant shall procure at its cost and expense and keep in effect during the Term the following insurance:

(1) commercial general liability insurance including contractual liability with a minimum combined single limit of liability of Three Million Dollars ($3,000,000). Such insurance shall name Landlord as an additional insured, shall specifically include the liability assumed hereunder by Tenant, and is intended to be primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or change of coverage;

(2) “all risk” property insurance (including, without limitation, boiler and machinery (if applicable); sprinkler damage, vandalism and malicious mischief) on any Alterations installed in the Premises by or on behalf of Tenant all leasehold improvements installed in the Premises by Tenant at its expense, and all of Tenant’s personal property, such insurance to include a building ordinance provision (as to those Alterations for which such a provision will apply). Such insurance shall be an amount equal to full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO All Risk form, when such form is supplemented with the coverages required above, and shall name Landlord as a loss payee;

(3) worker’s compensation insurance; and

(4) such other insurance as may be required by the law.

All insurance policies required under this Paragraph 10(d) shall be issued by carriers each with a Best’s Insurance Reports policy holder’s rating of not less than A and a financial size category of not less than Class VIII, Tenant shall deliver policies of such insurance or certificates thereof to Landlord on or before the Commencement Date, and thereafter at any time and from time-to-time within ten (10) business days after written request from Landlord. In the event Tenant shall fail to procure and keep such insurance in full force and effect during the Term, or to deliver such policies or certificates within said time frame, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) business days after delivery to Tenant of bills therefor.

(e) The provisions of this Paragraph 10 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

(f) Landlord shall maintain insurance on the Project against fire and risks covered by “all risk” (excluding earthquake and flood, though Landlord, at its option, may include this coverage provided it can be obtained at commercially reasonable rates) on a 100% of “replacement cost” basis (though reasonable deductibles may be included under such coverage). Landlord’s insurance: (i) shall cover the Building; (ii) shall not cover any Alterations installed in the Premises by or on behalf of Tenant; (iii) shall have a building ordinance provision; and (iv) shall provide for rental interruption insurance covering a period of twelve (12) full months. In no event shall Landlord agree to any co-insurance obligations under any such policies (beyond standard deductibles). Landlord shall also maintain commercial general liability insurance including, without limitation, contractual liability coverage (or with contractual liability endorsement) on an occurrence basis in amounts not less than Three Million Dollars ($3,000,000) per occurrence with respect to bodily injury or death and property damage. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may modify the foregoing coverages if and to the extent it is commercially reasonable to do so. If Tenant disagrees that such coverage is commercially reasonable or believes it is not necessary, then Tenant shall have the right to submit such matter to arbitration.

11. WAIVER OF CLAIMS AND SUBROGATION. Notwithstanding anything to the contrary in this Lease, to the extent that this waiver does not invalidate or impair their respective insurance policies, the parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for injury to any person or damage to any property that is caused by or results from a risk (i) which is actually insured against, to the extent of receipt of payment under such policy (unless the failure to receive payment under any such policy results from a failure of the insured party to comply with or observe the terms and conditions of the insurance policy covering such liability, in which event, such release shall not be so limited), (ii) which is required to be insured against under this Lease, or (iii) which would normally be covered by the standard form of “all risk-extended coverage” property and casualty insurance, without regard to the negligence or willful misconduct of the entity so released. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Term insuring or covering the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver.

12. SERVICES AND UTILITIES.

(a) Subject to the provisions elsewhere herein contained and to the Rules And Regulations, Tenant shall be responsible for arranging for, and direct payment of the cost of janitorial service for the Premises, security for the Premises, transportation management and mitigation programs, telephone, and cable and digital services and Landlord shall cooperate with Tenant’s efforts to arrange such services.

(b) Subject to the provisions elsewhere herein contained and to the Rules and Regulations, Landlord shall be responsible for arranging for (subject to Landlord’s right to reimbursement pursuant to the provisions of Paragraph 3(c) and this Paragraph 12) the following to the Premises: (i) hot and cold water for use in any existing plumbing fixtures within the Premises; (ii) gas; (iii) customary HVAC service in season (subject to the terms of this Paragraph 12); (iv) electricity and any other utilities and services which are used by or serve both Tenant and one or more other tenants in the Building; and (v) such other services and utilities as Landlord reasonably determines to provide and which serve one or more tenants of the Project.

(c) Landlord shall, subject to the provisions elsewhere herein contained and to the Rules And Regulations, be responsible for arranging for (subject to Landlord’s right to reimbursement pursuant to the provisions of Paragraph 3(c) ) the following to be provided to the Common Area: (i) electricity; (ii) customary HVAC service in season, during Business Hours; (iii) routine maintenance, repairs and replacements; (iv) janitorial service; (v) lamps, bulbs and ballasts; (vi) storm sewer and drainage services for the Project; (vii) utilities and services to be provided to the exterior Common Area (e.g., landscape maintenance); (vii) garbage pickup, and (viii) such other services and utilities as Landlord reasonably determines to provide to the Common Area.

(d) Utilities and services provided to Tenant shall, at Landlord’s option, be paid for by Tenant either (i) through inclusion in Expenses (except as provided for excess usage); (ii) by a separate charge payable by Tenant to Landlord; or (iii) by a separate charge billed by the applicable utility or service company and payable directly by Tenant. Landlord shall have the right to measure utility and service usage, including without limitation, electrical usage, through any reasonable and equitable method, including, without limitation, the installation (at Landlord’s cost) of submeters. If, in Landlord’s reasonable opinion, Tenant’s use of any utility or service (including, without limitation, HVAC services) provided by Landlord is in excess of the customary usage by a tenant using similar office space in the Mountain View area for similar uses as the Permitted Uses (including without limitation uses occurring outside of Building Hours), Tenant shall pay Landlord the cost of providing such additional utility or service within ten (10) days following presentation of an invoice therefor by Landlord to Tenant, or though such other equitable method as Landlord may employ. The cost chargeable to Tenant for all extra utilities and/or services shall constitute Additional Rent. The HVAC system for the Premises shall automatically run Monday through Friday (excluding holidays) from 7:00 a.m. to 6:00 p.m. (“Building Hours”). Tenant shall have the ability to activate the HVAC system for the Premises during non-Building Hours. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system.

(e) Unless such apparatus or device is included in Tenant’s space plans approved by Landlord, Tenant will not without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, use any apparatus or device in the Premises which, when used, puts an excessive load (i.e., materially beyond the designed building load) on the Building or its structure or systems, including, without limitation, electronic data processing machines and other machines using excess lighting or voltage in excess of the amount for which the Building is designed without providing the necessary (in Landlord’s reasonable discretion) alteration necessary for the safe and adequate operation of said apparatus or device.

(f) Landlord shall not be in default hereunder, nor be liable for any damages directly or indirectly resulting from, nor shall Tenant be relieved from the performance of any covenant on its part to be performed hereunder, by reason of (i) the installation, use or interruption of use of any equipment in connection with the foregoing utilities and services; (ii) failure to furnish or delay in furnishing any services to be provided by Landlord when such failure or delay is caused by Acts of God or the elements, labor disturbances of any character, any other accidents or other conditions beyond the reasonable control of Landlord (any of the foregoing, “Force Majeure”), or by the making of repairs or improvements to the Premises or to the Building; or (iii) the limitation, curtailment, rationing or restriction by governmental authorities, utilities suppliers or other third parties (excluding Landlord) on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Building. The foregoing shall not, however, be deemed to limit Landlord’s liability to Tenant for any of the acts or events described in the immediately preceding sentence which result from or are caused by the negligence or willful misconduct of Landlord, its employees, its property manager or its property manager’s employees, subject to the final sentence of Paragraph 10(b) and Paragraph 11. Any of the acts or events described in the first sentence of this Paragraph 12(f) shall not be deemed to be an eviction (constructive or actual) of Tenant, nor give rise to an abatement of Rent (except as expressly set forth in this Paragraph 12(f)). Notwithstanding the foregoing, if an interruption of any utility service occurs which prevents Tenant from conducting its business at the Premises at any time during Business Hours caused solely by the negligence of willful misconduct of Landlord, its employees, its property manager or its property manager’s employees, and Tenant actually ceases to use the Premises by reason of such interruption, then Tenant shall be entitled to an abatement in Base Rent and Additional Charges for Expenses and Taxes due under the Lease. Such abatement shall commence upon the third (3rd) business day after the later to occur of (i) written notice of such interruption from Tenant to Landlord, or (ii) cessation of use by Tenant by reason of such interruption, and shall continue until such interruption has been terminated. Notwithstanding anything to the contrary in this Paragraph 12(f), abatement of Rent in connection with any damage or destruction or eminent domain shall be as set forth in Paragraphs 20 and 21, respectively. Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or utilities suppliers in reducing energy or other resources consumption.

13. TENANT’S CERTIFICATES. Tenant shall, at any time and from time to time, within ten (10) business days from receipt of written notice from Landlord, execute estoppel certificates addressed to (i) any Mortgagee or prospective Mortgagee of Landlord, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, or (iii) any party acquiring an interest in Landlord, on a reasonable form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such Mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof. In the event that Landlord requests that Tenant provide more than one estoppel certificate in any twelve (12) month period, Landlord shall reimburse Tenant’s actual and reasonable attorneys’ fees and costs incurred in connection with completing such second (and any subsequent) estoppel certificate, not to exceed $1,000.00 per estoppel certificate. It is intended that any such certificate of Tenant delivered pursuant to this Paragraph 13 may be relied upon by Landlord and any Mortgagee or purchaser, or prospective Mortgagee or purchaser. If requested by Tenant, Landlord shall provide Tenant with a similar certificate.

14. HOLDING OVER. Any holding over after the expiration of the Term with the consent of Landlord shall be construed to be a tenancy from month to month at one hundred twenty-five percent (125%) of the Rent herein specified together with an amount estimated by Landlord for the monthly Additional Charges payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable. Any holding over without Landlord’s consent shall constitute a default by Tenant and entitle Landlord to re-enter the Premises as provided in Paragraph 19.

15. SUBORDINATION.

(a) Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both; and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant covenants and agrees to execute and deliver upon demand by Landlord any additional documents, in commercially reasonably form, evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust. Tenant shall execute, deliver and record any such documents within twenty (20) days after Landlord’s written request, provided such documents are reasonably acceptable to Tenant. Upon written request by Tenant, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord’s then-current mortgagee on such mortgagee’s then-standard form of agreement. As used in this Paragraph 15, “Commercially Reasonable Efforts” of Landlord shall not require Landlord to incur any cost, expense, or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the mortgagee. Landlord’s failure to obtain a subordination, non-disturbance and attornment agreement for Tenant shall have no effect upon the rights, obligations and liabilities of Landlord and Tenant or be considered a default by Landlord hereunder.

(b) Notwithstanding anything to the contrary set forth in this Paragraph 15, as a condition precedent to the future subordination of this Lease to a future mortgage or deed of trust, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement (on such mortgagee’s then-standard form) in favor of Tenant from any mortgagee who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Tenant acknowledges that such subordination, non-disturbance and attornment agreement may include other provisions in favor of the mortgagee, including, without limitation, additional time on behalf of the mortgagee to cure defaults of the Landlord and provide that (a) neither mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Charges, or Additional Rent, or other sum due under this Lease for more than one (1) month in advance or (ii) any amendment or modification of the Lease made without the express written consent of mortgagee or any successor-in-interest; (b) neither mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by mortgagee; and (c) neither mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord).

16. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations attached to this Lease as EXHIBIT “C” and all reasonable, non-discriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall not be responsible for the nonperformance by any other Tenant or occupant of the Building or the Project of any said rules and regulations. Subject to reasonable exclusions, Landlord shall apply the Rules and Regulations to all tenants in the Building in a non-discriminatory manner. In the event of an express and direct conflict between the terms, covenants, agreements and conditions of this Lease and those set forth in the rules and regulations, as modified and amended from time to time by Landlord, this Lease shall control.

17. RE-ENTRY BY LANDLORD. Landlord reserves and shall at all reasonable times, upon reasonable prior notice (twenty-four (24) hours, except in the case of an emergency), and subject to Tenant’s reasonable security precautions and the right of Tenant to accompany Landlord at all times, have the right to re-enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant hereunder (unless Tenant is supplying such service), to show the Premises to prospective purchasers, mortgagees or tenants (as to prospective tenants, only (i) during the last six (6) months of the Lease Term, (ii) after Tenant has exercised the Acceleration Option (defined in Paragraph 44 below, or (iii) while Tenant is in Default hereunder), to post notices of non-responsibility or as otherwise required or allowed by this Lease or by law, and to alter, improve (in the case of to alter or improve the interior of the Premises, such entry shall only be in the event so required by laws or by Paragraph 7) or repair the Premises and any portion of the Building which Landlord is obligated to or has the right to alter, improve or repair pursuant to the terms of this Lease and may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed. Landlord shall not be liable to Tenant in any manner for (and Tenant hereby waives any claim for damages for) any inconvenience, disturbance, nuisance or any other loss occasioned by Landlord’s entry into the Premises as set forth in this Paragraph 17. Notwithstanding the foregoing, except as set forth in the final Paragraph of Paragraph 10(b) or in Paragraph 11 below, Tenant shall not be required to waive claims or liability against Landlord pursuant to the preceding sentence except to the extent arising from the negligence or willful misconduct of Landlord, its employees, its property manager or its property manager’s employees. Landlord’s entry into the Premises as set forth in this Paragraph 17 shall not constitute a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof, nor shall Tenant be entitled to an abatement or reduction of Rent in connection therewith. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to un-lock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises, or portion thereof obtained by Landlord by any of said means, or otherwise, shall not under any emergency circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall use best efforts during re-entry to not unreasonably interfere with Tenant’s use of the Premises or its business conducted therein.

18. INSOLVENCY OR BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or a general assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted, shall at Landlord’s option constitute a breach of this Lease by Tenant unless a petition in bankruptcy, or receiver attachment, or other remedy pursued by a third party is discharged within sixty (60) days. Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, reorganization or other debtor relief proceedings.

19. DEFAULT.

(a) The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a “default” hereunder by Tenant upon expiration of the appropriate cure period hereinafter provided. Tenant shall have a period of three (3) business days from the date of written notice from Landlord (which notice shall be in lieu of and not in addition to the notice required by Section 1161 of the California Code of Civil Procedure) within which to cure any default in the payment of Rent, Additional Charges or Additional Rent. Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to any default other than the payment of Rent, Additional Charges or Additional Rent that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord’s notice and continues to prosecute diligently the curing thereof. Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

(1) The rights and remedies provided by California Civil Code, Section 1951.2, including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Rent, Additional Charges and Additional Rent for the balance of the Term after the time of award exceeds the amount of rental loss for the same period that the Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2;

(2) The rights and remedies provided by California Civil Code, Section 1951.4, that allows Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent, Additional Charges and Additional Rent as they become due, for so long as Landlord does not terminate Tenant’s right to possession; provided, however, if Landlord elects to exercise its remedies described in this Paragraph 19(a)(2) and Landlord does not terminate this Lease, Tenant shall continue to have the right to Assign or Sublease in accordance with all of the provisions of Paragraph 9 of this Lease. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s rights to possession;

(3) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law;

(4) If Landlord elects to terminate this Lease, the right and power to enter the Premises and remove therefrom all persons and property and, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant pursuant to applicable California law.

(b) Landlord shall have a period of thirty (30) days from the date of written notice from Tenant within which to cure any default under this Lease; provided, however, that with respect to any default that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Landlord commences to cure within thirty (30) days from Tenant’s notice and continues to prosecute diligently the curing thereof. Tenant agrees to give any Mortgagee and/or Trust Deed Holders (“Mortgagee”), by Registered Mail, a copy of any Notice of Default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing, (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional thirty (30) days (provided that Tenant notifies Mortgagee concurrently with Tenant’s notice to Landlord at the beginning of Landlord’s thirty (30) day period; otherwise Mortgagee shall have sixty days from the date on which it is noticed) within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default shall be granted if within such applicable period Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued; provided, however, if such default causes a material interference with Tenant’s use of and enjoyment of the Premises, such additional time for Mortgagee shall be limited to an additional thirty (30) days.

20. DAMAGE BY FIRE, ETC. If the Premises or the Building are damaged by fire or other casualty Landlord shall forthwith repair the same, provided that Tenant does not elect to terminate this Lease as provided for below and further provided that such repairs can be made within six (6) months after the date of such damage under the laws and regulations of the federal, state and local governmental authorities having jurisdiction thereof. The scope of the work which Landlord shall repair shall include the Landlord’s Work but shall exclude any Alterations installed in the Premises by or on behalf of Tenant. In such event, this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Rent, Additional Charges and Additional Rent from the date of such damage and while such repairs to be made hereunder by Landlord are being made. Such reduction of rent, if any, shall be based upon the greater of (i) the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises; or (ii) the extent to which such damage and the making of such repairs by Landlord shall interfere with the business carried on by Tenant in the Premises, where clause (ii) is limited to the extent of rental abatement insurance allowed by Landlord’s “all risks” property insurance carried pursuant to Landlord’s obligations under Paragraph 10 of this Lease. Within thirty (30) days after the date of such damage, Landlord shall notify Tenant whether or not in Landlord’s reasonable opinion (supported by reasonable written confirmation from a third party architect or general contractor) such repairs can be made within six (6) months after the date of such damage and such determination thereof shall be binding on Landlord and Tenant (if reasonable, as set forth above). if such repairs cannot be made within six (6) months from the date of such damage, Landlord shall have the option within thirty (30) days after the date of such damage either to: (i) notify Tenant of Landlord’s intention to repair such damage and diligently prosecute such repairs, in which event this Lease shall continue in full force and effect, Tenant shall be responsible for the full repair and restoration of any Alterations installed in the Premises by or on behalf of Tenant, and the Rent, Additional Charges and Additional Rent shall he reduced as provided herein; or (ii) notify Tenant of Landlord’s election to terminate this Lease as of a date specified in such notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after notice is given. In the event that such notice to terminate is given by Landlord, this Lease shall terminate on the date specified in such notice. In the event that Landlord notifies Tenant that Landlord’s restoration or repair will take more than six (6) months, Tenant shall have a right to terminate the Lease within fifteen (15) days following receipt of Landlord’s notice, by providing Landlord with written notice of its election to do so; and if Tenant so terminates this Lease (and also in the event Landlord terminates this Lease pursuant to the immediately preceding sentence), Tenant shall have no liability for payment of the deductible under Landlord’s insurance relating to such damage and Landlord shall have no obligation to Tenant to restore the Building or the Premises. In case of termination by either Tenant or Landlord, the Rent and Additional Charges shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Tenant in the Premises, and Tenant shall pay such reduced Rent and Additional Charges up to the date of termination. Landlord agrees to refund to Tenant any Rent and Additional Charges previously paid for any period of time subsequent to such date of termination. The repairs to be made hereunder by Landlord within the Premises shall include only Landlord’s Work, and shall not include, and Landlord shall not be required to repair, any damage by fire or other cause to the property of Tenant or any repairs or replacements of any paneling, decorations, railings, floor coverings or any alterations, additions, fixtures or improvements installed on the Premises by or at the expense of Tenant. Tenant hereby waives the provisions of Section 1932.2, and Section 1933.4, of the Civil Code of California. Notwithstanding anything contained herein to the contrary, if a Major Casualty occurs with respect to any portion of the Building, and the net insurance proceeds obtained by Landlord as a result of such casualty are ninety percent (90%) or a lesser percentage of the cost of restoration, rebuilding or replacement (provided Landlord had in place at the time of the casualty, insurance meeting the requirements of this Lease), then Landlord shall not be obligated to undertake such restoration, rebuilding or replacement unless Landlord elects to do so in writing. For the purpose of this Lease, a “Major Casualty” shall mean a casualty that renders unusable thirty five percent (35%) or more of the rentable area of the Building or which materially adversely affects the use of such Building. If Landlord elects to terminate this Lease as a result of a Major Casualty which meets the qualifications set forth in the preceding two sentences, Landlord must so notify Tenant, in writing, of such termination on or before sixty (60) days following the date of the casualty. In the event that Landlord elects to terminate the Lease pursuant to the preceding Major Casualty provision, then subject to Landlord’s lender’s approval, Tenant shall have the right to fully fund any shortfall of insurance proceeds and cause Landlord to restore the Premises. Tenant shall have to exercise said right to restore a Major Casualty by providing written notice to Landlord of its election to do so as well as proof of its ability to pay any shortfall insurance proceeds within ten (10) business days of Landlord’s termination notice to Tenant. Anything herein to the contrary notwithstanding, if there is any “Substantial Destruction” of the Premises during the last nine (9) months of the Term (excluding any unexpired options to extend the Term), Landlord or Tenant may terminate this Lease as of the date of the occurrence of such damage or destruction by giving written notice to the other within thirty (30) calendar days after the date of the occurrence of such Substantial Destruction without liability to either party; provided, however, that if there are any unexpired options to extend the Term and Landlord gives Tenant written notice of its termination of this Lease pursuant to this sentence (but not pursuant to any other provision of this Paragraph 20), Tenant shall have until the date which is ten (10) days after Landlord’s notice of termination within which to exercise such option to extend the Term, and if Tenant so exercises such option Landlord’s notice of termination shall be rendered void, the Lease shall continue in full force and effect, and Landlord shall repair the damage or destruction as and to the extent otherwise required pursuant to the provisions of this Paragraph 20. As used herein the term “Substantial Destruction” shall be defined as damage or destruction which cannot, in Landlord’s reasonable opinion, be repaired within sixty (60) calendar days after Landlord becomes aware of said damage or destruction.

21. EMINENT DOMAIN. If any part over ten percent (10%) of the Premises or ten percent (10%) of the parking spaces serving the Premises shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof, Tenant shall have the right to terminate this Lease at its option; however, Tenant’s right to terminate due to a taking of over ten percent (10%) of the parking spaces shall be void if either: (i) Landlord builds a parking structure on the Land to replace said spaces within ninety (90) days of the taking subject to Tenant’s reasonable approval of the design, location and construction of said structure; or (ii) if such a parking structure cannot be built within said ninety (90) day period, Landlord agrees in writing within such ninety (90) day period to build such a parking structure within two hundred seventy (270) days of the taking and provides valet parking during Business Hours (at no cost or expense to Tenant) for the number of cars which is equal to the number of parking spaces which have been so taken or appropriated, and if

Landlord agrees to so build a parking structure it shall promptly commence and diligently pursue the building of such parking structure to completion. In either of such events, Landlord shall receive (and Tenant shall assign to Landlord upon demand from Landlord) any income, rent, award or any interest therein which may be paid in connection with the exercise of such power of eminent domain, and Tenant shall have no claim against Landlord for any part of sum paid by virtue of such proceedings, whether or not attributable to the value of the unexpired term of this Lease except that Tenant shall be entitled to petition the condemning authority for the following : (i) the then unamortized cost of any Alterations or tenant improvements paid for by Tenant from its own funds (as opposed to any allowance provided by Landlord); (ii) the value of Tenant’s trade fixtures; (iii) Tenant’s relocation costs; (iv) Tenant’s goodwill, loss of business and business interruption; and (v) one-half of the amount which is the lesser of (a) the bonus value of this Lease, or (b) the amount of the award in excess of the sum of amounts payable to Landlord’s ground lessor (if any) and any holder of a mortgage or other third party lien encumbering Landlord’s ground lease estate or fee simple ownership in the Property. If a part of the Premises shall be so taken or appropriated or conveyed and neither party hereto shall elect to terminate this Lease and the Premises have been damaged as a consequence of such partial taking or appropriation or conveyance, Landlord shall restore the Premises continuing under this Lease at Landlord’s cost and expense; provided, however, that Landlord shall not be required to repair or restore any injury or damage to the property of Tenant or to make any repairs or restoration of any Alterations installed on the Premises by or at the expense of Tenant. Thereafter, the Rent and Additional Charges to be paid under this Lease for the remainder of the Term shall be proportionately reduced, such that thereafter the amounts to be paid by Tenant shall be in the ratio that they are of the portion of the Premises not so taken bears to the total area of the Premises prior to such taking. Notwithstanding anything to the contrary contained in this Paragraph 21, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent and Additional Charges payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the Term. If such temporary taking is for a period longer than ninety (90) days and unreasonably interferes with Tenant’s use of the Premises or the Project Common Areas, then Tenant shall have the right to terminate the Lease unless, if applicable, Landlord agrees to provide valet parking (at no cost to Tenant) in the same as described in clause (ii) of the first sentence of this Paragraph.

22. SALE BY LANDLORD. If Landlord sells or otherwise conveys its interest in the Premises, Landlord shall be relieved of its obligations under the Lease from and after the date of sale or conveyance (including the obligations of Landlord under Paragraph 39), only when Landlord transfers any security deposit of Tenant to its successor and the successor assumes in writing the obligations to be performed by Landlord on and after the effective date of the transfer (including the obligations of Landlord under Paragraph 39), whereupon Tenant shall attorn to such successor.

23. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent, Additional Charges or Additional Rent, except as expressly provided for in Paragraphs 20 and 21. If Tenant shall fail to perform any act or pay any amount on its part to be performed or paid hereunder, and such failure shall continue beyond the cure periods as noted in Paragraph 19, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed as provided in this Lease. All reasonable sums so paid by Landlord and all necessary incidental costs together with interest thereon at the Interest Rate identified in Paragraph 3, from the date of such payment by Landlord shall be payable as Additional Rent to Landlord on demand.

24. SURRENDER OF PREMISES. At the end of the Term or any renewal thereof or other sooner termination of this Lease, Tenant will peaceably deliver to Landlord possession of the Premises, together with all improvements or additions upon or belonging to Landlord, by whomsoever made, in the same condition as received (e.g., the Premises upon completion of the Landlord’s Work), or first installed, subject to the terms of Paragraphs 21 and 39 and this Paragraph 24, subject to normal wear and tear and the rights and obligation of Tenant concerning casualty damage pursuant to Paragraph 20, damage by fire, earthquake, Act of God, or the elements alone excepted, and subject to any items which are the obligation of Landlord to repair or replace pursuant to the terms of this Lease (however, Landlord shall be entitled to charge Tenant for such repairs and replacements pursuant to Paragraph 3). Tenant shall, upon the termination of this Lease, remove all personal property, movable furniture, trade fixtures and equipment belonging to Tenant, at Tenant’s sole cost, provided that Tenant repairs any damage caused by such removal. Property which Tenant is not required to and does not so remove shall be deemed abandoned by Tenant, and title to the same shall thereupon pass to Landlord, excluding any intellectual property rights. Upon request by Landlord, but only if Landlord is entitled to require such removal pursuant to the provisions of Paragraph 6, Tenant shall remove, at Tenant’s sole cost, any or all Alterations to the Premises installed by or at the expense of Tenant and all movable furniture and equipment belonging to Tenant which may be left by Tenant and repair any damage resulting from such removal. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

25. WAIVER. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of Rent, Additional Charges or Additional Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent, Additional Charges or Additional Rent. Failure by either party to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of such party to insist thereafter upon strict performance by the other party. Waiver by either party of any term, covenant or condition contained in this Lease may only be made by a written document signed by the waiving party.

26. NOTICES. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by (a) certified mail, return receipt requested, (b) reputable overnight carrier, or (c) facsimile (with a copy sent by U.S. mail) or delivered personally, (i) to Tenant at Tenant’s address set forth in the Basic Lease Information; or (ii) to Landlord at Landlord’s address set forth in the Basic Lease Information; or (iii) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Paragraph 26. If any party has more than one facsimile number listed, any such communication shall be sent to all facsimile numbers. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date the return receipt indicates delivery of or refusal of delivery if sent by certified mail, the day upon which recipient accepts and signs for delivery from a reputable overnight carrier, or on the date a reputable overnight carrier indicates refusal of delivery, upon the date the facsimile confirmation shows delivery, or upon the date personal delivery is made. If Tenant is notified in writing of the identity and address of any Mortgagee or ground or underlying lessor, Tenant shall give to such Mortgagee or ground or underlying lessor notice of any default by Landlord under the terms of this Lease in writing sent by registered or certified mail, and such Mortgagee or ground or underlying lessor shall be given the opportunity to cure such default (as defined in Paragraph 19(b)) prior to Tenant exercising any remedy available to it.

27. TAXES PAYABLE BY TENANT. At least five (5) days prior to delinquency Tenant shall pay all taxes levied or assessed upon Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord’s property (including without limitation the Property) is increased by the inclusion therein of a value placed upon any Alterations installed in the Premises by or on behalf of Tenant, or Tenant’s equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment.

28. [INTENTIONALLY OMITTED]

29. SUCCESSORS AND ASSIGNS. Subject to the provisions of Paragraphs 9 and 22, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective legal and personal representatives, successors and assigns.

30. ATTORNEY’S FEES. If Tenant or Landlord brings any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent, Additional Charges or Additional Rent or possession of the Premises, the losing party shall pay to the prevailing party a reasonable sum for attorney’s fees, which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not the action is prosecuted to judgment.

31. LIGHT AND AIR. Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

32. LETTER OF CREDIT / SECURITY DEPOSIT.

(a) Tenant shall deliver to Landlord at the time it executes this Lease, an unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”), in an amount equal to the sum of Five Hundred Twenty Thousand Dollars ($520,000) (the “Base LC Amount”), plus the amount of the Tenant Allowance (i.e., Two Hundred Forty-Seven Thousand Eight Hundred Seventy-Seven Dollars ($247,877) (collectively, the “LC Amount”) and satisfying the requirements set forth below in this Paragraph 32. Tenant shall not be obligated to make a Security Deposit; however, all cash sums which Landlord may hold hereunder as a result of drawing upon the Letter of Credit shall be held as a Security Deposit and the term “Security Deposit” as used herein, refers to such sums. If Tenant fails to pay Base Rent, Additional Charges for Expenses and Taxes, or other Rent or charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of the Security Deposit for the payment of any Rent due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damages which Landlord may suffer as a result of such default (including, without limitation, amounts which Landlord may be entitled to recover pursuant to Section 1951.2 of the California Civil Code). Landlord may in its sole discretion (but shall not be required to) use the Security Deposit or any portion thereof to cure any failure by Tenant to perform any of its obligations hereunder or to compensate Landlord for any damages Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon.

(1) The Letter of Credit shall be issued by a financial institution, and in form and substance, acceptable to Landlord and any Mortgagee, in their respective sole discretion, with an original term of no less than one year and automatic extensions through the end of the Term of this Lease and sixty (60) days thereafter. Landlord shall not unreasonably withhold its approval of such a financial institution if it is a national bank, or a bank branch located in the United States (with an office in the United States allowing the Letter of Credit to be presented to and paid by such office pursuant to procedures acceptable to Landlord in its reasonable discretion) with assets of the issuing bank or bank branch in excess of Twenty Billion Dollars ($20,000,000,000). If Landlord determines at any time, in good faith, that either (A) the issuing bank or bank branch has assets of less than Twenty Billion Dollars ($20,000,000,000), (B) the issuing bank does not have, or ceases to have, a long term rating of at least BBB+ or (C) the issuing bank or bank branch has or intends to close or cease operations from the issuing bank branch, then Landlord may require that Tenant replace the Letter of Credit with a Letter of Credit from a different financial institution acceptable to Landlord, in the reasonable exercise of its discretion, within fifteen (15) business days after Tenant’s receipt of notice of such requirement from Landlord. The Letter of Credit shall (A) be a stand-by, at-sight, irrevocable letter of credit; (B) be payable to Landlord, its Mortgagee or their assignees (any of the foregoing, the “Beneficiary”); (C) require that any draw on the Letter of Credit shall be made only upon receipt by the issuer of a letter signed by a purported authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit pursuant to this Lease; (D) allow partial and multiple draws; (v) be fully transferable by Landlord; and (E) provide that it is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) or the International Standby Practices (ISP 98). Tenant shall keep the Letter of Credit, at its expense, in full force and effect until the sixtieth (60th) day after the Expiration Date or other termination of this Lease, to insure the faithful performance by Tenant of all of the covenants, terms and conditions of this Lease, including, without limitation, Tenant’s obligations to repair, replace or maintain the Premises. The Letter of Credit shall provide at least sixty (60) days’ prior written notice to Landlord and the Beneficiary of cancellation or material change, or failure to extend the term thereof.

(2) At any time after a Draw Event (as defined below) occurs, the Beneficiary may present its written demand for payment of the entire face amount of the Letter of Credit (or, at the Beneficiary’s sole election, for payment of a portion of the amount of the Letter of Credit as is required to compensate Landlord for damages incurred, with subsequent demands at the Beneficiary’s sole election as Landlord incurs further damages) and the funds so obtained shall become due and payable to the Beneficiary. The Beneficiary may retain such funds to the extent required to compensate Landlord for damages incurred, or to reimburse Landlord as provided herein, in connection with any such default or other Draw Event, and any remaining funds shall be held as cash Security Deposit for Tenant’s obligations hereunder. A “Draw Event” shall mean any of the following: (A) a “default” by Tenant in the performance of its obligations under this Lease occurs; (B) an event has occurred which, with the passage of time or giving of notice or both, would constitute Default, where Landlord is prevented from, or delayed in, giving such notice because of an Insolvency Proceeding; (C) Tenant is the subject of an Insolvency Proceeding; (D) the Lease is terminated by Landlord due to a Tenant Default; (E) the Letter of Credit is not replaced with a Letter of Credit from a different financial institution if and when required by Paragraph 32(a)(1); and (F) the Letter of Credit is not extended by the date which is sixty (60) days prior to its expiration.

(3) If Landlord or the Beneficiary uses any portion of the Letter of Credit, or the cash Security Deposit resulting from a draw on the Letter of Credit, to cure any Default by Tenant hereunder and/or for any other reason permitted or contemplated by this Paragraph 32, Landlord may, at its election, so inform Tenant in writing and request that Tenant provide a replacement Letter of Credit in the amount of the LC Amount, as the same may have been increased or decreased pursuant to the Phase I Work Letter attached hereto as Exhibit B-1 or decreased in accordance with Paragraph 32(b). Within five (5) business days of the receipt by Tenant of such a notice from Landlord, Tenant shall provide a replacement Letter of Credit to Landlord. Tenant’s failure to provide such replacement Letter of Credit shall constitute a Default under this Lease without the necessity of further notice or opportunity to cure. Such replenishment obligation shall bear interest at the Default Rate hereunder, and Tenant acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount that Tenant has then failed to pay. Any cash proceeds resulting from a draw upon or replenishment of the Letter of Credit shall be treated as the Security Deposit described in this Paragraph 32.

(4) Landlord shall be entitled to assign the Letter of Credit and its rights thereto from time to time in connection with an assignment of this Lease to a Mortgagee as security for the obligations of Landlord to such Mortgagee, or in connection with a sale or other transfer of Landlord’s interest in all or a portion of the Project. Tenant shall cooperate with Landlord in connection with any modifications of or amendments to the Letter of Credit that may be reasonably requested by any Mortgagee and/or in connection with any such assignment. At Landlord’s sole election, Landlord may also direct Tenant to cause the Letter of Credit to directly name a Mortgagee as the sole beneficiary thereunder.

(b) Notwithstanding the foregoing:

(1) Tenant shall be entitled to reduce the LC Amount following the date (the “Additional Equity Funding Date”) upon which Tenant delivers to Landlord evidence reasonably acceptable to Landlord of Tenant’s having received (since the date of this Lease) additional equity funding in an amount no less than Twenty Million Dollars ($20,000,000) (the “Additional Equity Funding”), to an amount equal to One Hundred Seventy Thousand Dollars ($170,000) and such reduced amount from time to time shall be the “LC Amount” under this Paragraph 32; provided, however, that Tenant’s right to reduce the Security Deposit in accordance with this Paragraph 32 shall be conditioned upon the following: (i) on the date Tenant reduces the LC Amount, Tenant shall not be in default under this Lease, and no event or circumstance shall exist which, with the passage of time or giving of notice or both, would constitute a default on the part of Tenant under this Lease, and (ii) no monetary default by Tenant shall have occurred within the six (6) months prior to the date Tenant reduces the LC Amount. If the conditions described in clauses (i) and (ii) above are not satisfied, the reduction shall not take place until such clauses are satisfied, at which time Tenant shall have the right to so reduce the LC Amount.

(2) Tenant shall be entitled to further reduce the Security Deposit following the later to occur of (A) the Additional Equity Funding Date, and (B) Tenant’s delivery to Landlord of financial statements in accordance with Paragraph 33 below (except that at least one (1) of such financial statements must be audited by independent public accountants of recognized standing) showing that Tenant has had three (3) consecutive quarters of net income profitability (determined pursuant to GAAP), to an amount equal to Eighty-Five Thousand Dollars ($85,000), and such reduced amount from time to time shall be the “LC Amount” under this Paragraph 32; provided, however, that Tenant’s right to reduce the Security Deposit in accordance with this Paragraph 32 shall be conditioned upon the following: (i) on the date Tenant reduces the LC Amount, Tenant shall not be in default under this Lease, and no event or circumstance shall exist which, with the passage of time or giving of notice or both, would constitute a default on the part of Tenant under this Lease, on such reduction date, and (ii) no monetary default by Tenant shall have occurred within six (6) months prior to the date Tenant reduces the LC Amount. If the conditions described in clauses (i) and (ii) above are not satisfied, the reduction shall not take place until such clauses are satisfied, at which time Tenant shall have the right to so reduce the LC Amount.

(3) Provided that Tenant is entitled to reduce the LC Amount pursuant to Paragraph 32(b)(1) or Paragraph 32(b)(2) above or Exhibit B-1 attached hereto, following Tenant’s request, Landlord shall execute such reasonable documentation as Tenant or the Letter of Credit issuer may request to effect a permitted reduction in the LC Amount.

(c) Within sixty (60) days of the expiration of the Term or earlier termination of this Lease, and provided that Tenant is not then in Default, the Letter of Credit or any portion of the Security Deposit, as applicable, then held by Landlord shall be returned to Tenant, reduced by those amounts that may be required by Landlord to remedy Defaults on the part of Tenant in the payment of rent, to repair damages to the Premises caused by Tenant, to pay for the cost of the removal of any improvements or property which Tenant is required, by the terms of this Lease, to remove but fails to remove, and to clean the Premises; provided, however, that (i) notwithstanding the time period specified above, Landlord shall not be obligated to return the Letter of Credit or Security Deposit or any part thereof until all breaches by Tenant of its obligations under this Lease have been cured and all damages which Landlord may suffer in connection with any such breach have been ascertained in amount and paid in full; and (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder.

(d) If Landlord conveys or transfers its interest in the Premises and, as a part of such conveyance or transfer, Landlord assigns its interest in this Lease and the transferee assumes the obligations of Landlord under this Lease arising after the date of such transfer or conveyance: (i) the Letter of Credit or Security Deposit (or any portion thereof not previously applied) shall be transferred to Landlord’s successor; and (ii) Landlord shall be released and discharged from any further liability to Tenant with respect to the Letter of Credit or Security Deposit. In no event shall any Mortgagee, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale, have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of the Letter of Credit or Security Deposit in the event any such Mortgagee or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such Mortgagee or purchaser has received all or any part of the Letter of Credit or Security Deposit. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit or Security Deposit. Tenant acknowledges that the Security Deposit or Letter of Credit is not an advance payment of any kind or a measure of Landlord’s damages in the event of Tenant’s default. Tenant hereby waives any rights that it may now or hereafter have under California Civil Code Section 1950.7 (except subsection (b) of Section 1950.7) and the provisions of any other law that are inconsistent with this Paragraph 34.

(e) Landlord and Tenant acknowledge and agree that, if Tenant defaults under this Lease and fails to fully cure such default within the applicable cure period and Landlord elects to pursue its remedies under California Civil Code Section 1951.2 or under this Lease to terminate this Lease (any such event, a “Landlord Action”), (i) Landlord will incur certain damages, costs and expenses, including, without limitation, marketing costs, commissions, relocation costs, tenant improvement costs, and carrying costs in connection with releasing the Premises, in addition to the other damages, costs and expenses Landlord may incur as a result of such default and/or other defaults under this Lease (all of the foregoing collectively, “Default Damages”); (ii) Landlord has no assurance of a source of funds to cover such Default Damages other than the proceeds of the Security Deposit or Letter of Credit; and (iii) the proceeds of the Security Deposit or Letter of Credit should be available to Landlord to apply to Default Damages, even if the amount thereof exceeds that amount to which Landlord is ultimately determined to be entitled under this Lease and pursuant to applicable law. Accordingly, at the sole election of the Beneficiary, the Beneficiary shall be entitled to draw the full amount of the Letter of Credit (or the full amount of the Security Deposit shall be released to the Landlord) which is then existing (after any previous application of funds and/or replenishment by Tenant pursuant to this Paragraph 34), simultaneously with commencement of a Landlord Action or at any time thereafter. All proceeds thereof in excess of amounts applied (pursuant to this Paragraph 34) to Default Damages incurred by Landlord prior to commencement of the Landlord Action shall be deemed a loan from Tenant to Landlord (the “Default Loan”). The Default Loan shall be unsecured and shall not bear interest, and repayment thereof shall be limited to the terms and conditions set forth in this paragraph. Any sums to which Landlord from time to time becomes entitled hereunder and pursuant to law as a result of Tenant’s Default and any previous Defaults of the Lease, to which the Letter of Credit (or cash collateral) has not previously been applied pursuant to Paragraph 34, shall be offset against the principal balance of the Loan. The amount of the Default Loan remaining, if any, after such offset shall be referred to herein as the “Excess Amount. “ The Excess Amount shall be payable by Landlord to Tenant from, and only from, first any proceeds from the Security Deposit or Letter of Credit which have not been applied to Default Damages incurred by Landlord after the same are finally determined (the “Remaining Proceeds”), and then Excess Rent. The Remaining Proceeds shall be paid by Landlord to Tenant promptly upon final determination after the entire Premises are leased to a third party or parties. “Excess Rent” shall mean the amount by which (x) rent received by Landlord (from the tenant or tenants leasing all or any portion of the Premises after Tenant’s default) in any month exceeds (y) the amount of rent that would have been payable under this Lease for such month if this Lease had not been terminated. Landlord shall pay Tenant one-half of the Excess Rent until the earlier of (A) the date the Excess Amount is fully repaid or (B) the date that would have been the Expiration Date of this Lease. If the Default Loan is insufficient to cover all Default Damages, Tenant shall pay Landlord any such shortfall immediately upon demand by Landlord, and Landlord shall have all rights and remedies available at law or elsewhere in the Lease with respect to such shortfall. [

33. CORPORATE AUTHORITY; FINANCIAL INFORMATION. Each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that they are authorized to do so. Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in California, and that Tenant has full right and authority to enter into this Lease. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. Tenant hereby further covenants and warrants to Landlord that all financial information and other descriptive information regarding Tenant’s business, which has been or shall be furnished to Landlord, is and shall be accurate and complete in all material respects at the time of delivery to Landlord. Tenant shall deliver Landlord a copy of the audited, consolidated annual financial statements of Tenant, including balance sheets and statements of income and expenses for the most recent fiscal year, certified and audited by independent public accountants of recognized standing, within ninety (90) days following the end of each fiscal year; provided, however, if Tenant’s audited financial statements are not then available, within five (5) business days of their availability. Within thirty (30) days after the end of each quarter between delivery of the annual financial statements,

Tenant shall deliver to Landlord a copy of the consolidated quarterly financial statements of Tenant, including balance sheets and statements of income and expenses for the most recent fiscal quarter, which quarterly financial statements shall be certified to Landlord by an officer of Tenant. Landlord shall maintain in confidence all such financial information; provided, however, (i) Landlord shall have the right to disclose such information to its attorneys, accountants, mortgagee, prospective lenders, partners, prospective partners, investors, prospective investors and consultants and others with a business need to know, provided that Landlord shall inform all such persons of the confidentiality of such information and the requirements and limitations of this Paragraph and shall use all reasonable efforts to cause such persons to retain such information in confidence, (ii) Landlord shall have the right to disclose such financial information to the extent required by applicable law or court order and to the extent the same is relevant in any dispute between Landlord and Tenant; and (iii) Landlord shall have the right to disclose such financial information to the extent the same is already publicly available information.

34. PARKING. Tenant shall have the non-exclusive right to use its Prorata Share of the parking situated on the Land, rounded downward to the next lowest whole number of parking spaces (which equals approximately 127 spaces per rentable 1,000 square feet of the Premises). Subject to Landlord’s rights to be reimbursed for Expenses (including, but not limited to governmental fees) Landlord shall not charge Tenant for use of such parking by Tenant or by Tenant’s employees or visitors during the Term. Notwithstanding the foregoing, Landlord, at Tenant’s request, shall designate no more than four (4) of the parking spaces in front of the Building and shown on Exhibit E attached hereto as reserved for Tenant’s use. Within ten (10) days of Landlord’s demand therefor, Tenant shall reimburse Landlord for Landlord’s costs associated with designating such spaces as reserved through whatever process Landlord may choose (e.g., signs or painted lettering). Landlord shall have the right and option of reserving up to four (4) parking spaces adjacent to the One-Story Building for the reserved use of one or more tenants or occupants of the One-Story Building.

35. MISCELLANEOUS.

(a) The paragraph headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. The term “Landlord” shall include Landlord and its successors and assigns. In any case where there is more than one Tenant or Tenant consists of more than one party or entity, the obligations hereunder of Tenant shall be joint and several among all such parties or entities. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, and permitted assigns, according to the context hereof.

(b) Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of California. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument by the parties hereto.

(c) If for any reason whatsoever any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

(d) Upon Tenant paying the Rent, Additional Charges and Additional Rent and, so long as Tenant is not in default under this Lease beyond the applicable cure periods noted in Paragraph 19, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord; subject, however, to the provisions of this Lease.

(e) This Lease may be executed in counterparts, each of which shall be an original, but all of which shall constitute one (1) instrument.

36. TENANT’S REMEDIES AND LANDLORD’S REMEDIES. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment from Landlord. Landlord, or if Landlord is a limited liability company, its members or managers, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce such judgment and any levy of execution thereon shall be subject and subordinate to any mortgage or deed of trust (excluding any mortgage or deed of trust which was created as part of an effort to defraud creditors, i.e., a fraudulent conveyance); provided, however that any such judgment and any such levy of execution thereon shall not be subject or subordinated to any mortgage or deed of trust that shall have been created or recorded in the official records of Santa Clara County after the date of the judgment giving rise to such lien. Landlord’s interest in the Project shall include any insurance proceeds received by Landlord to the extent that such proceeds are available to Landlord, any condemnation awards paid to Landlord, any payments by Tenant for Real Estate Taxes and Expenses which were not applied to the payment of said Real Estate Taxes and Expenses, and any rights of indemnity owed to Landlord by any insurance company.

37. REAL ESTATE BROKERS. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for any broker named in the Basic Lease Information, whose fees or commission, if earned, shall be paid as provided in the Basic Lease Information. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any other broker, finder or other person with whom the other party has or purportedly has dealt.

38. LEASE EFFECTIVE DATE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

39. HAZARDOUS SUBSTANCE LIABILITY.

(a) Definition of Hazardous Substances. For the purpose of this Lease, “Hazardous Substances” shall be defined, collectively, as oil, flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under applicable environmental laws, ordinance or regulation.

(b) Tenant Indemnity. Tenant releases Landlord from any liability for, waives all claims against Landlord and shall indemnify, defend and hold harmless Landlord, its employees, partners, agents, subsidiaries and affiliate organizations against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonably attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of Landlord), personal injury or death directly arising from or related to Hazardous Substances released, manufactured, discharged, disposed, used or stored on, in, or under the Property or Premises during the Term by Tenant or its employees, agents or contractors. The provisions of this Tenant Indemnity regarding Hazardous Substances shall survive the termination of the Lease. Tenant has informed Landlord, that (i) except for immaterial amounts of toxic materials incidental to its office use (e.g. copier toner, typical janitorial cleaning materials), and (ii) except for immaterial amounts of toxic materials incidental to its research and development use, Tenant will not use and Hazardous Substances in material amounts within the Building and shall comply with any applicable laws to the extent that it does. If Tenant intends to use any Hazardous Substances in connection with its research and development use which is beyond levels typical for office tenants, Tenant shall (i) provide written notice to Landlord of the identity of such Hazardous Substances and Tenant’s proposed plan for the use, storage and disposal of such Hazardous Substances, such use, storage and disposal shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) provide evidence satisfactory to Landlord, in the exercise of Landlord’s reasonable discretion, that (A) Tenant has contracted with a responsible chemical supplier and waste pick-up and disposal firm, (B) Tenant is in compliance with all applicable laws with respect to such Hazardous Substances, and (C) Tenant has adopted secondary containment procedures that are reasonably acceptable to Landlord. Tenant shall provide Landlord with quarterly reports with respect to the use and storage of any Hazardous Substances in connection with its research and development use which is beyond levels typical for office tenants and shall immediately notify Landlord if and when Tenant learns or has reason to believe there has been any release of Hazardous Substances in, on or about the Premises. In the event of conflict between the terms of this Paragraph 39(b) and Paragraph 11, the terms of Paragraph 11, shall control.

(c) Landlord Indemnity. Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its officers, employees, and agents to the extent of Landlord’s interest in the Project, against (i) any and all actions by any governmental agency for clean up of Hazardous Substances existing on, in or under the Property or the Premises as of the date of this Lease or released, manufactured, discharged, disposed, used or stored on, in or under the Property by Landlord, its employees, its property manager or its property manager’s employees (including, without limitation, any groundwater contamination) including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney fees, (ii) any and all actions for damages to property instituted by any third parties, if, and to the extent, in either case, arising from the presence of Hazardous Substances on, in or under the Property or Premises as of the date of this Lease or released, manufactured, discharged, disposed, used or stored on, in or under the Property by Landlord, its employees, its property manager, and its property manager’s employees and (iii) any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonably attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of Tenant), personal injury or death directly arising from or related to Hazardous Substances released, manufactured, discharged, disposed, used or stored on, in, or under the Property or Premises prior to the dale of this Lease or at any time by Landlord, its employees, its property manager or its property manager’s employees. The provisions of this Landlord Indemnity regarding Hazardous Substances shall survive the termination of the Lease. In the event of conflict between the terms of this Paragraph 39(c) and the last sentence of Paragraph 10(b) or Paragraph 11, the terms of Paragraph 10(b) or Paragraph 11, as applicable, shall control.

40. ARBITRATION OF DISPUTES.

ANY CONTROVERSY OR CLAIM (I) ARISING OUT OF THIS LEASE OR A BREACH OF THIS LEASE SOLELY BETWEEN LANDLORD AND TENANT RELATING TO A MONETARY DEFAULT IN AN AMOUNT OF LESS THAN FIFTY THOUSAND DOLLARS ($50,000), BUT NOT INCLUDING A DEFAULT WITH RESPECT TO THE TIMELY PAYMENT OF RENT AND ADDITIONAL CHARGES AND (II) ANY OTHER MATTER EXPRESSLY PROVIDED FOR IN THIS LEASE TO BE SETTLED BY ARBITRATION, SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE FIRST P GRAPH OF THIS “ARBITRATION OF DISPUTES” PROVISION TO NEURAL ARBITRATION.

Consent to neutral arbitration by:     /SD/     (Landlord)     /PS/     (Tenant).

41. MONUMENT S1GNAGE. Tenant shall, at its sole cost and expense, but subject to governmental approvals, have the right to have its name displayed on the monument sign serving the Project (the “Monument Sign”). The design, size and color of the signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall be subject to the reasonable approval of Landlord and all applicable governmental authorities, and Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. The relative position of the names of various tenants of the Project shall be determined by Landlord in Landlord’s sole discretion and shall be subject to change from time to time; provided, however, so long as Tenant occupies at least fifty (50%) of the Building, Tenant shall be entitled to have its sign in the highest position on the Monument Sign. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, Landlord, at Tenant’s cost, payable as Additional Rent within thirty (30) days after demand therefor, shall have the right to remove Tenant’s signage from the Monument Sign and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. Tenant’s rights provided, in this Paragraph 41 shall be transferable to a subtenant of the entire Building or to an assignee pursuant to an assignment of this Lease, which sublease or assignment is approved (unless Landlord’s consent is not required pursuant to Paragraph 9) by Landlord pursuant to the provisions of Paragraph 9, but are otherwise non-transferable unless otherwise agreed by Landlord in writing.

42. BUILDING SIGN. Tenant shall have the right to install, on the exterior of the Building a sign bearing Tenant’s name and logo (the “Building Sign”), if: (1) Tenant has not assigned its interest in this Lease prior to the date on which Tenant elects to install the Sign; and (2) Tenant is in actual occupancy of at least fifty percent (50%) of the Building on the date on which Tenant elects to install the Sign; and (3) Tenant is not in default under any term or condition of the Lease on the date Tenant elects to install the Sign; and (4) all applicable governmental authorities approve such Building Sign. Tenant, at its sole cost and expense, shall obtain all necessary building permits and zoning and regulatory approval in connection with the Building Sign. All costs in connection with the Building Sign, including any costs for the design, installation, supervision of installation, maintenance, repair and removal of the Building Sign, will be at Tenant’s expense. Tenant shall submit to Landlord reasonably detailed drawings of the proposed Building Sign, including without limitation, the location, the size, material, shape and lettering for review and approval by Landlord, which Landlord may withhold in its sole and absolute discretion, including, without limitation, because the Building Sign does not conform to Landlord’s standards of design and motif for the exterior of the Building and the Project. Notwithstanding the foregoing, Landlord hereby approves Tenant’s logo existing as of the date hereof; however any modifications to the logo shall be subject to Landlord’s approval pursuant to the immediately preceding sentence. The Building Sign shall not be illuminated. Tenant shall reimburse Landlord for any costs associated with Landlord’s review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. Tenant will be responsible for the repair of any damage that the installation of the Sign may cause to the Building or Property. Landlord, in its sole and absolute discretion, may require that the contractor(s) of its choice be used for the installation, removal, and/or maintenance of the Building Sign; however, the costs of same shall be borne by

Tenant. Tenant agrees upon the expiration or sooner termination of this Lease, upon Landlord’s request, to remove the Building Sign and to repair and restore any damage to the Building and Property at Tenant’s expense. In addition, Landlord shall have the right to remove the Building Sign at Tenant’s sole cost and expense, if, at any time during the Term: (1) Tenant assigns this Lease; (2) Tenant ceases to actually occupy the entire Building; or (3) Tenant defaults under any term or condition of the Lease and fails to cure such default within any applicable grace period; however Landlord will not otherwise have the right to remove the Building Sign except to the extent that the same may be required by applicable laws or regulations. The Tenant’s rights provided in this Paragraph 42 shall be non-transferable to unless otherwise agreed by Landlord in writing.

43. RIGHT OF FIRST OFFER. During the term of this Lease, Tenant shall have the re-occurring Right of First Offer (“ROFO”) to expand into any space that is, or may come available in the One-Story Building after January 1, 2012. Space shall not be considered to be available if an existing tenant has a right to renew to renew its lease for such space. Prior to leasing all or any portion of Tenant’s ROFO space to a bona fide third party tenant, Landlord shall notify Tenant in writing of the terms that Landlord intends to offer to bona fide third party tenants (“Intended Marketing Terms”) and Tenant shall have five (5) business days following Landlord’s giving of such notice to give Landlord its binding, irrevocable written notice that it desires to lease the ROFO space on the terms and conditions described in this Paragraph. If Tenant does not give Landlord written notice within such five (5) business day period that it elects to lease such ROFO space, then Landlord shall be free to lease the space to such bona fide third party tenant provided that it does not offer materially more favorable business terms to such tenant than the Intended Marketing Terms. If Tenant gives Landlord written notice within such five (5) business day period that it elects to lease such space, Landlord and Tenant shall execute an amendment to this Lease adding the expansion space to the Premises, which amendment shall provide Rent (including a prorata share of Additional Charges) and tenant improvement allowance for the applicable ROFO space which is the same as the Intended Marketing Terms, a term of the lease as to such applicable ROFO space which is co-terminus with the Initial Term of this Lease, and an increase in the LC Amount equal to the amount of the security deposit set forth in the Intended Marketing Terms. All other terms set forth in this Lease shall be apply to the ROFO space. For purposes of Paragraph 20 the Premises, the ROFO space, the Building and the One-Story Building shall be considered on a combined basis. The amendment shall reflect any difference between the Building and the One-Story Building, including, without limitation, any differences in location, rentable square footage, design, structure, physical condition, compliance with law, or any exclusive-use rights in favor of other tenants, and Paragraph 42 shall be inapplicable to such ROFO space. Notwithstanding anything to the contrary set forth herein, Landlord shall not be obligated to offer any ROFO space to Tenant (a) while Tenant is in default under this Lease, (b) after Tenant has exercised the Acceleration Option (defined in Paragraph 44), or (c) unless Tenant has achieved three (3) consecutive quarters of net income profitability (determined in accordance with GAAP) and has not since the end of such three (3) quarters, had two (2) or more consecutive quarters of net income unprofitability (determined in accordance with GAAP), all as shown on the financial statements delivered to Landlord pursuant to Paragraph 33 above.

44. ACCELERATION OPTION.

(a) Tenant shall have the right to accelerate the Expiration Date (“Acceleration Option”) of the Lease, with respect only to the entire Premises, from the date set forth in the Basic Lease Information to the date (the “Accelerated Expiration Date”) specified in Tenant’s Acceleration Notice (defined below), if:

(1) Tenant is not in default under the Lease on the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); and

(2) Landlord receives notice of acceleration (“Acceleration Notice”) not less than six (6) full calendar months prior to the Accelerated Expiration Date, which Acceleration Notice shall specify the Accelerated Expiration Date, which Accelerated Expiration Date shall be not earlier than the last day of the thirty-sixth (36th) month following the Commencement Date.

(b) If Tenant exercises its Acceleration Option, Tenant, simultaneously with delivery of the Acceleration Notice shall pay to Landlord, as a fee in connection with the acceleration of the Expiration Date and not as a penalty, an amount (the “Acceleration Fee”) equal to the sum of (i) the amount of the unamortized portion of any real estate commissions incurred by Landlord in connection with the original Premises the cost of the Landlord’s Work, and the amount of the Tenant Allowance used pursuant to Exhibit B-1 and Exhibit B-2; plus (ii) the amount of the unamortized portion of any real estate commissions and tenant improvement costs incurred by Landlord in connection with any additional space that may be leased by Tenant pursuant to the Lease and be subject to acceleration hereunder, plus (iii) the amount of three (3) months’ Base Rent and Additional Charges for Expenses calculated at the rate that would have applied to the first calendar month following the Accelerated Expiration Date if Tenant had not exercised its Acceleration Option. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date.

(c) If Tenant, subsequent to providing Landlord with an Acceleration Notice, defaults in any monetary provisions of this Lease (including, without limitation, a failure to pay any installment of the Acceleration Fee due hereunder), Landlord, at its option, may (i) within thirty (30) days after the date of such default declare, by written notice to Tenant, Tenant’s exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rent, Additional Charges, Additional Rent and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date.

(d) As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding Tenant Allowance or other allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

440 CLYDE AVENUE ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ Steve Dostart
Name:	Steve Dostart
Its:	Manager

TENANT:

AUDIENCE, INC., a California corporation

By:	/s/ Peter Santos
Name:	Peter Santos
Its:	President & CEO

By:
Name:
Its:

EXHIBIT “A”

PREMISES

A Market-Ready Tenant Improvement for
DOSTART DEVELOPMENT
440 Clyde Avenue
Mountain View, CA

EXHIBIT "A" - PREMISES (pg 1 of 2)

ARC TEC

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
California

DATE: 05.06.08

1ST FLOOR PLAN

PROJECT NO: 07121

A Market-Ready Tenant Improvement for

DOSTART DEVELOPMENT

440 Clyde Avenue
Mountain View, CA

EXHIBIT "A" - PREMISES (pg 2 of 2)

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
California

DATE: 03.00.08

2ND FLOOR PLAN

PROJECT NO: 07121

EXHIBIT “A-1”

LAND

REAL PROPERTY in the City of Mountain View, County of Santa Clara, State of California, described as follows:

Parcel 2, as shown on that certain Parcel Map filed for record in the office of the Recorder of the County of Santa Clara, State of California on February 3, 1984, in Book 524 of Maps pages(s) 27

APN: 160-57-009

ARB: 159-43-12.01, 037, 038

EXHIBIT “A-2”

PROJECT

A Market-Ready Tenant Improvement for

DOSTART DEVELOPMENT

440 Clyde Avenue
Mountain View, CA

EXHIBIT "A-2" - PROJECT (pg1 of 1)

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
California

DATE: 09.09.08

SITE PLAN

PROJECT NO: 07121

EXHIBIT “B-1”

PHASE I WORK LETTER

1. Landlord’s Work. Landlord shall, at Landlord’s sole cost and expense, in a good and workman-like manner, in compliance with applicable Laws and Regulations, cause a general contractor of its choice to perform the following work (the “Landlord’s Work”) in the Premises:

(a) Ensure that all light fixtures are working properly and new light bulbs have been installed where required; and

(b) Wash all windows and professionally clean the Premises; and

(c) Separate the two-story lobby area of the Premises from the entry vestibule connecting the Building and the One-Story Building by installation of a store-front door in accordance with the “Landlord’s Plans” attached hereto as Schedule 1 and as set forth in Paragraph 2(c) of the Lease.

Landlord shall have the right to make modifications in the Landlord’s Plans without Tenant’s consent to the extent that (i) such changes are required in order to obtain governmental permits, comply with governmental statutes, ordinances, rule or regulations, or are otherwise required by governmental authority (provided, however, that if Landlord makes any such changes it will cooperate with Tenant in making changes to Phase I Tenant’s Plans (defined below) in order to accommodate the changes in Landlord’s Plans), or (ii) such change is not a material modification of the Landlord’s Plans.

In addition to the Landlord’s Work, Landlord warrants that the all mechanical, HVAC, plumbing and electrical systems servicing the Premises and the roof of the Building are in good operational condition as of the Commencement Date, and that the Premises were compliant with the American With Disabilities Act at the time Landlord obtained permits for the major renovation Landlord completed in February, 2008.

2. Phase I Tenant’s Improvements. The Phase I Contractor (defined below) shall undertake and complete all of the Phase I Tenant’s Work (defined below) and Tenant or Tenant’s selected agent shall manage all such work. The Phase I Contractor shall be permitted access to the Building prior to the Commencement Date, subject to the provisions of Paragraph 5 below (Site Supervision Agreement), for the purpose of undertaking the Phase I Tenant’s Work. Landlord and its agents may inspect the Phase I Tenant’s Work in the course of construction and on completion of the Phase I Tenant’s Work, provided, however, that Landlord’s failure to inspect the Phase I Tenant’s Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Phase I Tenant’s Work constitute Landlord’s approval of the same. Landlord shall have the right to object to any material deviation from the Phase I Tenant’s Plans not approved by Landlord in accordance with this Phase I Work Letter. Tenant shall cause such deviation to be corrected. If the deviation is material in the Landlord’s reasonable judgment and may have an adverse affect on the Building (including without limitation the Landlord’s Work), and if the deviation is not promptly corrected by Tenant, Landlord may cause such deviation to be remedied, at Tenant’s expense.

3. Payment for Phase I Tenant’s Improvements.

A. All costs of designing, permitting and constructing the Phase I Tenant’s Improvements (defined below) shall be borne by Tenant, except as otherwise expressly provided in this Phase I Work Letter. Landlord agrees to provide Tenant a tenant improvement allowance in the amount of $247,877 (the “Tenant Allowance”) to be applied (using Landlord’s disbursement process) toward the hard and soft costs (excluding architect’s and engineering costs, but including the actual fees of Landlord’s third-party construction manager based upon hourly work and invoices [not to exceed $14,000 if the scope of the Phase I Tenant’s Work does not materially increase from that contemplated by the Tenant’s Preliminary Plans attached hereto]) of constructing the Phase I Tenant’s Improvements in accordance with the approved Phase I Tenant’s Plans (defined below) (collectively, the “Phase I Allowance Costs”). The Phase I Allowance Costs shall not include and the Tenant Allowance shall not be used for the costs of acquisition or installation of Tenant’s trade fixtures, equipment, furniture, furniture partitions, furnishings, personal property or for any other matter or purpose not permitted above. Notwithstanding anything to the contrary set forth herein, if the Tenant Allowance exceeds the actual aggregate cost of the Phase I Allowance Costs, Tenant may apply such unused Tenant Allowance (not to exceed five percent (5%) of the Phase I Allowance Costs) (the “Phase I Design Allowance”) toward the actual and reasonable fees of Tenant’s Architect (defined below) and any engineers incurred by Tenant in preparing and revising the Tenant’s Preliminary Plans and/or the Phase I Tenant’s Plans (collectively, the “Phase I Design Costs”). Landlord shall disburse any Phase I Design Allowance or any applicable portion thereof (not to exceed the actual Phase I Design Costs), to Tenant within thirty (30) days after the Final Reconciliation described in Paragraph 8 below after the completion of the Phase I Tenant’s Improvements. Notwithstanding the foregoing, in no event shall Landlord have any obligation to disburse any portion of the Phase I Design Allowance more than two (2) months following the completion of the Phase I Tenant’s Improvements. Further, if any portion of the Phase I Design Allowance is applied to Phase I Design Costs, the amount so applied shall be included in the LC Amount after the Final Reconciliation (described in Paragraph 8 below). Landlord shall not receive any management fee or reimbursement of review costs in connection with the performance of the Phase I Tenant’s Work (defined below). Notwithstanding anything set forth herein, or in Exhibit “B-2”, to the contrary, Landlord shall have no obligation to disburse any Tenant Allowance for payment of costs associated with the Phase I Tenant’s Work (a) more than nine (9) months following the Commencement Date, or (b) while Tenant is in default under the Lease, or (c) while any condition exists which with the giving of notice, passage of time or both shall constitute a Tenant default under the Lease. If the entire Tenant Allowance is not disbursed for the aggregate of the Phase I Tenant’s Work, the Phase II Tenant’s Work (defined in Exhibit “B-2”), the Phase I Design Costs or the Phase II Design Costs (defined in Exhibit “B-2”) as set forth herein and in Exhibit “B-2” any unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

B. Subject to Paragraph 7 below, Tenant shall be allowed to request monthly draws against the Tenant Allowance. Landlord shall make all payments directly to the Phase I Contractor,

subcontractors and/or material suppliers. Such requests shall include the following items: (i) copy of the contract (each contract need be submitted only once); (ii) invoice reflecting no more than the portion of the cost which has been completed less a 10% holdback/retention; (iii) a conditional lien release from the general contractor for the work to which such draw relates and an unconditional lien release from the general contractor for the work to which previous draws relate; (iv) conditional lien releases from the subcontractors designated by Landlord for the work to which such draw relates and unconditional lien releases from the subcontractors designated by Landlord for the work to which previous draws relate; and (v) any other reasonable documentation required by Landlord’s construction lender. Landlord shall retain the last 10% of the Tenant Allowance ($24,7870) until each of the Disbursement Requirements has been satisfied and Tenant has also delivered to Landlord a final conditional lien release (i.e. the final amount due to all of Tenant’s contractor) reflecting an amount of no more than the amount to be paid by Landlord. Tenant hereby covenants and agrees to take all steps reasonably required to satisfy the Disbursement Requirements. Tenant shall cooperate with the disbursement schedule of Landlord’s construction lender (in no event less than once per month) and Landlord shall use reasonable efforts to insure that such amounts are paid promptly.

C. As used herein, the term “Disbursement Requirements” shall mean Tenant’s delivery to Landlord of: (1) “as-built” drawings signed by either Tenant’s Architect or Tenant’s contractor; (ii) a final punch list signed off by both Tenant and Landlord and/or their respective architects; and (iii) written certification from Tenant’s Architect and/or the Phase I Contractor that the work is complete and meets all applicable building codes, and a copy of the certificate of occupancy (or equivalent from the City of Mountain View).

4. Preparation of Phase I Tenant’s Plans. Landlord has previously reviewed Tenant’s preliminary plans for improvements to be constructed in the Premises (“Tenant’s Preliminary Plans”) prepared by Devcon Construction, Inc. (“Tenant’s Architect”), dated September 25, 2008, and attached hereto as Schedule 2, which plans are not complete as to the scope of the Phase I Tenant’s Work. Within fourteen (14) days following the date of the Lease, Tenant shall have Tenant’s Architect prepare and Tenant shall submit to Landlord complete plans, specifications, and working drawings, including complete architectural, mechanical, electrical, plumbing, and all other plans necessary to obtain building permits from the City of Mountain View for the construction of the Phase I Tenant’s Improvements (the “Proposed Phase I Tenant’s Plans”), which Proposed Phase I Tenant’s Plans, (a) shall be consistent in all material respects with the Tenant’s Preliminary Plans, (b) shall be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the Building, (c) shall be in sufficient detail to allow the Phase I Contractor (defined below) to obtain a building permit and construct and install the Phase I Tenant’s Work without clarification or amplification or revision to such Proposed Phase I Tenant’s Plans, and (d) shall be subject to Landlord’s approval as set forth below. Further, all Proposed Phase I Tenant’s Plans shall be in the drawing format and specifications as determined by Landlord. Within seven (7) business days after delivery of such Proposed Phase I Tenant’s Plans, Landlord shall give Tenant written notice whether it approves or disapproves such Proposed Phase I Tenant’s Plans. If Landlord disapproves the Proposed Phase I Tenant’s Plans, Tenant shall modify the Proposed Phase I Tenant’s Plans and resubmit the same for Landlord’s review and approval within seven (7) business days of Landlord’s notice. Such procedure shall be repeated as necessary until Landlord has approved the Proposed Phase I Tenant’s Plans. The Proposed Phase I Tenant’s Plans which are approved by Landlord are referred to herein as the “Phase I Tenant’s Plans”. No revision to the Phase I Tenant’s Plans may be made without Landlord’s prior written consent. As between Landlord and Tenant, Tenant shall be responsible for ensuring that all elements of the design of the Phase I Tenant’s Plans comply with all applicable laws and governmental regulations and are otherwise suitable (including with respect to quality and design) for Tenant’s use. Any review, advice, assistance or approval performed or provided by Landlord or its employees, space planner, architect, engineers or consultants with respect to the Phase I Tenant’s Plans shall not relieve Tenant from such responsibility. All improvements to be performed in the Premises pursuant to the Phase I Tenant’s Plans shall be collectively referred to herein as the “Phase I Tenant’s Improvements”, and the work of constructing such improvements is sometimes referred to herein as the “Phase I Tenant’s Work”.

5. Contractor. Tenant shall retain Devcon Construction, Inc. (“DCI”) as the general contractor (the “Phase I Contractor”) to construct the Phase I Tenant’s Improvements in a good and workman-like manner in accordance with the Phase I Tenant’s Plans and all applicable laws and shall manage the construction of the Phase I Tenant’s Improvements. The contract between the Phase I Contractor and Tenant for the Phase I Tenant’s Improvements shall be referred to herein as the “ Phase I Construction Contract”. The Phase I Construction Contract shall be in form and substance acceptable to Tenant and reasonably approved by Landlord and shall include, without limitation, (i) that the Phase I Contractor carry such insurance as Landlord may reasonably require, and (ii) that Landlord may succeed Tenant and enforce the Phase I Construction Contract in the event of a termination of the Lease. Both Landlord and Tenant shall have the full benefit of all contractor warranties in connection with the Phase I Tenant’s Improvements. Tenant shall direct and authorize the Phase I Contractor to keep Landlord fully informed of the construction process for the Phase I Tenant Improvements by inviting Landlord to all project design and construction meetings and delivering to Landlord the minutes of all such meetings, and to provide Landlord with access to all documentation and other information in Phase I Contractor’s possession or control regarding construction of the Phase I Tenant Improvements, provided that Landlord shall not be obligated to monitor or inspect construction of the Phase I Tenant Improvements or any information in connection therewith. Tenant shall be responsible for obtaining any building permits or certificate of occupancy for the Premises; provided that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits of certificate of occupancy.

6. Site Supervision Agreement: While proceeding with the Phase I Tenant’s Work, all contractors hired by Tenant shall conform with Landlord’s contractor’s schedule (so long as such schedule is reasonable) and work and shall be handled in such a manner as to maintain harmonious labor relations and as not to interfere with or delay the work of Landlord’s contractors. All such Phase I Tenant’s Improvements furnished and installed by Tenant shall not cause Landlord’s contractor to be dependent upon the Phase I Tenant’s Work in order for Landlord’s contractor to complete his work. Tenant’s contractors, subcontractors and labor shall be subject to reasonable administrative coordination by Landlord’s general contractor and reasonable rules of the site. Contractors and subcontractors engaged by Tenant shall employ men and means to insure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. Landlord shall give access and entry to the Premises to Tenant; provided, however, that if such entry is prior to the first day of the Term such entry shall be subject to all of the terms and conditions of the Lease except payment of Base Rent and Additional Charges for Taxes.

7. Over-Allowance Amount. After Landlord’s approval of the Phase I Tenant’s Plans and the Phase I Contractor’s execution of the Phase I Construction Contract, but before construction of the Phase I Tenant’s Improvements commences, Tenant shall provide Landlord with a detailed breakdown of the Phase I Allowance Costs to be incurred or which have been incurred in connection with the construction of the Phase I Tenant’s Improvements and which costs form a basis for the amount of the Phase I Construction Contract (the “Phase I Allowance Costs Statement”). If the Phase I Allowance Costs set forth on the Phase I Allowance Costs Statement exceed the Tenant Allowance, then, concurrently with Tenant’s disclosure to Landlord of the Phase I Allowance Costs Statement, and prior to the commencement of construction of the Phase I Tenant’s Improvements, Tenant shall supply Landlord with cash in the amount of such excess (the “Over Allowance Amount”). Any Over-Allowance Amount shall be disbursed by Landlord prior to disbursement of any then remaining portion of the Tenant Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Allowance. In the event that after the Phase I Allowance Costs Statement has been delivered by Tenant to Landlord, the Phase I Allowance Costs shall increase (whether due to change orders of otherwise), then any resulting Over-Allowance Amount (or any resulting increase therein) shall be paid by Tenant to Landlord within three (3) business days, or, at Landlord’s option, Tenant shall make payment for such Over-Allowance Amount (or such increase therein) out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Paragraph 3(B) above. Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Phase I Tenant’s Improvements to the extent the same exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Phase I Work Letter and that Landlord shall have no obligation to advance funds on behalf of Tenant in connection with the Phase I Tenant’s Work.

8. Letter of Credit Reconciliation.

A. It is the intention of the parties that in addition to the Base LC Amount (described in Paragraph 32 of the Lease), Landlord should have the benefit of a Letter of Credit in the amount of the portion of the total Tenant Allowance expended pursuant to this Phase I Work Letter. Accordingly, if the Phase I Allowance Costs (based upon the Phase I Allowance Costs Statement) are less that the total amount of the Tenant Allowance, Tenant shall be entitled to reduce the LC Amount to be equal to the Base LC Amount plus the amount of the initial estimate of the amount of the Tenant Allowance which shall be used in connection with the Phase I Allowance Costs. By way of example only, if the Phase I Allowance Costs Statement says that Phase I Allowance Costs is 5100,000, Tenant may reduce the LC Amount to Six Hundred Twenty Thousand Dollars ($620,000) (i.e., the Base LC Amount plus the amount of the Tenant Allowance estimated to be used for Phase I Allowance Costs).

B. Additionally, if, at any time or from time to time, the Phase I Allowance Costs are increased (whether due to a modification of the Phase I Construction Contract one or more times following its initial approval to reflect updated pricing information (including any pricing information reflecting any revisions to the approved Phase I Tenant’s Plans) or otherwise), in the aggregate by 3% or more over amount of the Phase I Allowance Costs at the time of the last reconciliation pursuant to this Paragraph 8, the LC Amount shall be increased by an amount equal to such increase in the Phase I Allowance Costs; provided, however, that the LC Amount shall not exceed $767,877. Additionally, if the amount of the Tenant Allowance which will be applied to Phase I Allowance Costs is decreased (whether due to a modification of the Phase I Construction Contract one or more times following its initial approval to reflect updated pricing information (including any pricing information reflecting any revisions to the approved Phase I Tenant’s Plans) or otherwise), in the aggregate by 3% or more over amount of the Phase I Allowance Costs at the time of the last reconciliation pursuant to this Paragraph 8, Tenant shall be entitled to decrease the LC Amount by the amount of such decrease (decreases in the Over-Allowance Amount shall not result in reduction of the LC Amount).

C. Any increase in the LC Amount which is required pursuant to Paragraphs 2, 8 or 9 of this Work Letter shall be made in the form of a replacement Letter of Credit or an amendment to the then existing Letter of Credit in form and substance consistent with the terms of Paragraph 32 of the Lease delivered to Landlord within five (5) business days of Landlord’s request therefor. Notwithstanding anything to the contrary set forth in this Exhibit B-1, no increase in LC Amount pursuant to this Phase I Work Letter on the date upon which Tenant is obligated to make such increase the LC Amount hereunder, Tenant would be entitled to reduce (or already has reduced) the LC Amount pursuant to Paragraph 32(b) of the Lease.

9. Final Reconciliation. Following the completion of Phase I Tenant’s Improvements, satisfaction of the Disbursement Requirements (and payment of the retainage), Tenant shall provide such information to Landlord as shall be necessary for Landlord to perform a final reconciliation of the Phase I Allowance Costs as they relate to the Over-Allowance Amount, LC Amount and the amount of the Tenant Allowance spent hereunder. If, after the final reconciliation and payment of any Phase I Design Allowance, the actual amount of the Tenant Allowance applied to the Phase I Allowance Costs and Phase I Design Costs is different from difference between (a) the total value of the Letter of Credit then held by Landlord, and (b) the Base LC Amount, the LC Amount shall be increased or decreased to make the LC Amount equal to the Base LC Amount plus the amount of the Tenant Allowance expended pursuant to this Phase I Work Letter.

10. Substantial Completion. For purposes of this Phase I Work Letter and the Lease, the Landlord’s Work shall be deemed “Substantially Complete” at such time as Landlord has completed such work in accordance with any plans and specifications therefor and in compliance with all legal requirements applicable thereto at the time the permits were obtained for the construction thereof, subject to completion and correction of items on Landlord’s architect’s punch list. However, if Landlord is delayed in the performance of the Landlord’s Work as a result of a Tenant Delay (defined below), the Landlord’s Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay.

11. Tenant Delay. For purposes of this Phase I Work Letter and the Lease, the term “Tenant Delay” shall mean any delay in the completion of the Landlord’s Work caused by (i) the acts or omissions of Tenant, or the Tenant Parties (including, without limitation, failure to comply with its obligations under the Lease and this Phase I Work Letter within the time periods set forth herein, and failure to make any monetary deposit (or increase in the Letter of Credit) within the time required hereunder for such deposit) and (ii) the performance of the Phase I Tenant’s Work (or installation of cabling or furniture pursuant to the Lease) while the Landlord Work is being performed; or (iii) Tenant’s failure to respond, within two (2) Business Days after receipt, to any request for consent or approval of any change in the Landlord’s Work or to any change in any plans and specifications therefor resulting from any requirement of the City of Mountain View or from any change thereto requested by Tenant (or resulting from a request of Tenant, or to otherwise act within the time provided for herein for such consent, approval, response or action.

SCHEDULE I TO PHASE I WORK LETTER

LANDLORD’S PLANS

A
B
1
2

2 PARTIAL FIRST FLOOR REFLECTED CEILING DEMOLITION PLAN

A
B
1
2

1 PARTIAL FIRST FLOOR DEMOLITION PLAN

A
B
1
2

3 PARTIAL FIRST FLOOR REFLECTED CEILING PLAN

A
B
1
2

1 PARTIAL FIRST FLOOR PLAN

GENERAL NOTES

KEY NOTES

CEILING TYPES

SYMBOLS

KEY PLAN - FIRST FLOOR

ARC TE

A Tenant Improvement For
440 Clyde
440 Clyde Ave.
Mountain View, CA

A2.2

SCHEDULE 2 TO PHASE I WORK LETTER

TENANT’S PRELIMINARY PLANS

440 CLYDE AVENUE

OFFICE REMODEL

DEVCON CONSTRUCTION INCORPORATED

REVISIONS

FIRST FLOOR
NEW FLOOR PLAN

SHEET NO.

AT2.1

440 CLYDE AVENUE
OFFICE REMODEL

DEVCON CONSTRUCTION INCORPORATED

REVISIONS

NO.	DATE	DESCRIPTION	BY

SECOND FLOOR
NEW FLOOR PLAN

SHEET NO

AT2.2

EXHIBIT “B-2”

PHASE II WORK LETTER

1. Phase II Tenant Improvements. Provided that the entire Tenant Allowance was not expended on the Phase I Tenant’s Improvements, by providing written notice to Landlord following the Additional Equity Funding Date, Tenant may perform the Phase II Tenant’s Work (defined below) pursuant to this Phase II Work Letter.

2. Phase II Tenant’s Improvements. The Phase II Contractor (defined below) shall undertake and complete all of the Phase II Tenant’s Work (defined below) and Tenant or Tenant’s selected agent shall manage all such work. The Phase II Contractor shall be permitted access to the Building subject to the provisions of Paragraph 5 below (Site Supervision Agreement), for the purpose of undertaking the Phase II Tenant’s Work. Landlord and its agents may inspect the Phase II Tenant’s Work in the course of construction and on completion of the Phase II Tenant’s Work, provided, however, that Landlord’s failure to inspect the Phase II Tenant’s Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Phase II Tenant’s Work constitute Landlord’s approval of the same. Landlord shall have the right to object to any material deviation from the Phase II Tenant’s Plans not approved by Landlord in accordance with this Phase II Work Letter. Tenant shall cause such deviation to be corrected. If the deviation is material in the Landlord’s reasonable judgment and may have an adverse affect on the Building (including without limitation the Landlord’s Work), and if the deviation is not promptly corrected by Tenant, Landlord may cause such deviation to be remedied, at Tenant’s expense.

3. Payment for Phase II Tenant Improvements.

A. All costs of designing, permitting and constructing the Phase II Tenant’s Improvements (defined below) shall be borne by Tenant, except as otherwise expressly provided in this Phase II Work Letter. Landlord agrees to provide Tenant a tenant improvement allowance in the amount of the difference between the total amount of the Tenant Allowance (i.e., $247,877) and the amount of the Tenant Allowance expended pursuant to the Phase I Work Letter (the “Remaining Allowance”) to be applied (using Landlord’s disbursement process) toward the hard and soft costs (excluding architect’s and engineering costs but including the actual fees of Landlord’s third-party construction manager based upon hourly work and invoices [not to exceed an amount that when combined with the third-party construction manager fees for the Phase I Tenant’s Work shall not exceed four percent (4%) of the sum of the Phase I Tenant’s Work Allowance Costs and the Phase II Tenant’s Work Allowance Costs]) of constructing the Phase II Tenant’s Improvements in accordance with the approved Phase II Tenant’s Plans (defined below) (collectively, the “Phase II Allowance Costs”). The Phase II Allowance Costs shall not include and the Remaining Allowance shall not be used for the costs of acquisition or installation of Tenant’s trade fixtures, equipment, furniture, furniture partitions, furnishings, personal property or for any other matter or purpose not permitted above. Notwithstanding anything to the contrary set forth herein, if the Remaining Allowance exceeds the actual aggregate cost of the Phase II Allowance Costs, Tenant may apply such unused Remaining Allowance (not to exceed five percent (5%) of the Phase II Allowance Costs) (the “Phase

II Design Allowance”) toward the actual and reasonable fees of Tenant’s architect and any engineers incurred by Tenant in preparing and revising the Final Space Plan and/or the Phase II Tenant’s Plans (collectively, the “Phase II Design Costs”). Landlord shall disburse any Phase II Design Allowance or any applicable portion thereof (not to exceed the actual Phase II Design Costs), to Tenant within thirty (30) days after the Final Reconciliation (Phase II) described in Paragraph 7 below after completion of the Phase II Tenant’s Improvements. Notwithstanding anything set forth herein, or in Exhibit “B-1”, to the contrary, Landlord shall have no obligation to disburse any Remaining Allowance (a) more than fifteen (15) months following the Commencement Date, or (b) while Tenant is in default under the Lease, or (c) while any condition exists which with the giving of notice, passage of time or both shall constitute a Tenant default under the Lease. Further, in no event shall Landlord have any obligation to disburse any portion of the Phase II Design Allowance more than two (2) months following completion of the Phase II Tenant’s Improvements.

B. Subject to Paragraph 8 below, Tenant shall be allowed to request monthly draws against the Remaining Allowance. Landlord shall make all payments directly to the Phase II Contractor, subcontractors and/or material suppliers. Such requests shall include the following items: (i) copy of the contract (each contract need be submitted only once); (ii) invoice reflecting no more than the portion of the cost which has been completed less a 10% holdback/retention; (iii) a conditional lien release from the general contractor for the work to which such draw relates and an unconditional lien release from the general contractor for the work to which previous draws relate; (iv) conditional lien releases from the subcontractors designated by Landlord for the work to which such draw relates and unconditional lien releases from the subcontractors designated by Landlord for the work to which previous draws relate; and (v) any other reasonable documentation required by Landlord’s construction lender. Landlord shall retain the last 10% of the Remaining Allowance until each of the Disbursement Requirements has been satisfied and Tenant has also delivered to Landlord a final conditional lien release (i.e. the final amount due to all of Tenant’s contractor) reflecting an amount of no more than the amount to be paid by Landlord. Tenant hereby covenants and agrees to take all steps reasonably required to satisfy the Disbursement Requirements. Tenant shall cooperate with the disbursement schedule of Landlord’s construction lender (in no event less than once per month) and Landlord shall use reasonable efforts to insure that such amounts are paid promptly.

C. As used herein, the term “Disbursement Requirements” shall mean Tenant’s delivery to Landlord of: (i) “as-built” drawings signed by either Tenant’s Architect or the Phase II Contractor; (ii) a final punch list signed off by both Tenant and Landlord and/or their respective architects; and (iii) written certification from Tenant’s Architect and/or the Phase II Contractor that the work is complete and meets all applicable building codes, and a copy of the certificate of occupancy (or equivalent from the City of Mountain View).

4. Preparation Final Space Plans. Tenant shall have its architect, which architect shall be reasonably approved by Landlord, prepare the final space plan for the Phase II Tenant’s Improvements (the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and Tenant shall deliver the Final Space Plan to Landlord for Landlord’s approval. Landlord shall provide Tenant with written notice approving or reasonably disapproving the Final

Space Plan within seven (7) business days after Landlord’s receipt thereof. If Landlord disapproves the Final Space Plan, Tenant shall modify the Final Space Plan and resubmit the same for Landlord’s review and approval within seven (7) business days. Such procedure shall be repeated as necessary until Landlord has approved the Final Space Plan.

5. Phase II Tenant’s Plans. Following the approval of the Final Space Plan, Tenant shall have its architect prepare and Tenant shall submit to Landlord complete plans, specifications, and working drawings, including complete architectural, mechanical, electrical, plumbing, and all other plans necessary to obtain building permits from the City of Mountain View for the construction of the Phase II Tenant’s Improvements (the “Proposed Phase II Tenant’s Plans”), which Proposed Phase II Tenant’s Plans, (a) shall be consistent in all material respects with both, (and a refinement of) the Final Space Plan, (b) shall be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the Building, (c) shall be in sufficient detail to allow the Phase II Contractor (defined below) to obtain a building permit and construct and install the Phase II Tenant’s Work without clarification or amplification or revision to such Proposed Phase II Tenant’s Plans, and (d) shall be subject to Landlord’s approval as set forth below. Further, all Proposed Phase II Tenant’s Plans shall be in the drawing format and specifications as determined by Landlord. Within seven (7) business days after delivery of such Proposed Phase II Tenant’s Plans, Landlord shall give Tenant written notice whether it approves or disapproves such Proposed Phase II Tenant’s Plans. If Landlord disapproves the Proposed Phase II Tenant’s Plans, Tenant shall modify the Proposed Phase II Tenant’s Plans and resubmit the same for Landlord’s review and approval within seven (7) business days of Landlord’s notice. Such procedure shall be repeated as necessary until Landlord has approved the Proposed Phase II Tenant’s Plans. The Proposed Phase II Tenant’s Plans which are approved by Landlord are referred to herein as the “Phase II Tenant’s Plans”. No revision to the Phase II Tenant’s Plans may be made without Landlord’s prior written consent. As between Landlord and Tenant, Tenant shall be responsible for ensuring that all elements of the design of the Phase II Tenant’s Plans comply with all applicable laws and governmental regulations and are otherwise suitable (including with respect to quality and design) for Tenant’s use. Any review, advice, assistance or approval performed or provided by Landlord or its employees, space planner, architect, engineers or consultants with respect to the Phase II Tenant’s Plans shall not relieve Tenant from such responsibility. All improvements to be performed in the Premises pursuant to the Phase II Tenant’s Plans shall be collectively referred to herein as the “Phase II Tenant’s Improvements”, and the work of constructing such improvements is sometimes referred to herein as the “Phase II Tenant’s Work”.

6. Contractor. Landlord shall retain the Phase I Contractor, or, if Tenant so desires, another general contractor, which general contractor is subject to Landlord’s prior approval which shall not be unreasonably withheld (the “Phase II Contractor”) to construct the Phase II Tenant’s Improvements in a good and workman-like manner in accordance with the Phase II Tenant’s Plans and in compliance with applicable law and shall manage the construction of the Phase II Tenant’s Improvements. The parties agree for purposes of this Paragraph 6, Landlord’s approval of any proposed general contractor shall not be considered unreasonably withheld if such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain the insurance as reasonably required by Landlord; (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the Phase Ii Allowance Costs shown on the Phase II Allowance Costs Statement (defined below); (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges that the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. The contract between the Phase II Contractor and Tenant for the Phase II Tenant’s Improvements shall be referred to herein as the “ Phase II Construction Contract”. The Phase II Construction Contract shall be in form and substance acceptable to Tenant and reasonably approved by Landlord and shall include, without limitation, (i) that the Phase II Contractor carry such insurance as Landlord may reasonably require, and (ii) that Landlord may succeed Tenant and enforce the Phase II Construction Contract in the event of a termination of the Lease. Both Landlord and Tenant shall have the full benefit of all contractor warranties in connection with the Phase II Tenant’s Improvements. If the Phase II Contractor is a general contractor other than DCI, all subcontractors, laborers, materialmen, and suppliers used by Tenant must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, provided that Landlord may require Tenant to retain certain subcontractors designated by Landlord. Tenant shall direct and authorize the Phase II Contractor to keep Landlord fully informed of the construction process for the Phase II Tenant Improvements by inviting Landlord to all project design and construction meetings and delivering to Landlord the minutes of all such meetings, and to provide Landlord with access to all documentation and other information in Phase II Contractor’s possession or control regarding construction of the Phase II Tenant Improvements, provided that Landlord shall not be obligated to monitor or inspect construction of the Phase II Tenant Improvements or any information in connection therewith. Tenant shall be responsible for obtaining any building permits or certificate of occupancy for the Premises; provided that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits of certificate of occupancy.

7. Site Supervision Agreement. While proceeding with the Phase II Tenant’s Work, all contractors hired by Tenant shall conform with Landlord’s contractor’s schedule (so long as such schedule is reasonable) and work and shall be handled in such a manner as to maintain harmonious labor relations and as not to interfere with or delay the work of Landlord’s contractors. Tenant’s contractors, subcontractors and labor shall be subject to coordination by Landlord’s general contractor and reasonable rules of the site. Contractors and subcontractors engaged by Tenant shall employ men and means to insure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay.

8. Over-Allowance Amount. After Landlord’s approval of the Phase II Tenant’s Plans and the Phase II Contractor’s execution of the Phase II Construction Contract, but before construction of the Phase II Tenant’s Improvements commences, Tenant shall provide Landlord with a detailed breakdown of the Phase II Allowance Costs to be incurred or which have been incurred in connection with the construction of the Phase II Tenant’s Improvements and which costs form a basis for the amount of the Phase II Construction Contract (the “Phase II Allowance Costs Statement”). If the Phase II Allowance Costs set forth on the Phase II Allowance Costs Statement exceed the Remaining Allowance, then, concurrently with Tenant’s disclosure to Landlord of the

Phase II Allowance Costs Statement, and prior to the commencement of construction of the Phase II Tenant’s Improvements, Tenant shall supply Landlord with cash in the amount of such excess (the “Over Allowance Amount”). Any Over-Allowance Amount shall be disbursed by Landlord prior to disbursement of any then remaining portion of the Remaining Allowance, and such disbursement shall be pursuant to the same procedure as the Remaining Allowance. In the event that after the Phase II Allowance Costs Statement has been delivered by Tenant to Landlord, the Phase II Allowance Costs shall increase (whether due to change orders of otherwise), then any resulting Over-Allowance Amount (or any resulting increase therein) shall be paid by Tenant to Landlord within three (3) business days, or, at Landlord’s option, Tenant shall make payment for such Over-Allowance Amount (or such increase therein) out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Paragraph 3(B) above. Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Phase II Tenant’s Improvements to the extent the same exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Phase II Work Letter and that Landlord shall have no obligation to advance funds on behalf of Tenant in connection with the Phase II Tenant’s Work.

7. Final Reconciliation (Phase II). Following the completion of Phase II Tenant’s Improvements, satisfaction of the Disbursement Requirements (and payment of the retainage), Tenant shall provide such information to Landlord as shall be necessary for Landlord to perform a final reconciliation of the Phase II Allowance Costs as they relate to the Over-Allowance Amount, LC Amount and the amount of the Remaining Allowance spent hereunder.

EXHIBIT “C”

RULES AND REGULATIONS

1. Sidewalks, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. Tenant, and Tenant’s employees or invitees, shall not go upon the roof of the Building absent Landlord’s prior written consent.

2. Except as expressly permitted by the Lease, no sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted, affixed, installed or otherwise displayed by Tenant either on the Premises or any part of the Building without the prior written consent of Landlord, which consent not be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to remove any such sign, placard, picture, name, advertisement or notice without notice to and at the expense of Tenant. If Landlord shall have given such consent to Tenant at any time, whether before or after the execution of the Lease, such consent shall not in any way operate as a waiver or release of any of the provisions hereof or of the Lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, picture, name, advertisement or notice.

3. No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window, door or patio on the Premises without the prior written consent of Landlord. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord’s window coverings and shall not in any way be visible from the exterior of the Building. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which might appear unsightly from outside the Building.

4. During the continuance of any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of tenants and protection of the Building and property in the Building.

5. Tenant shall see that the doors of the Premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus are entirely shut off (other than as required for security or safety purposes) before Tenant or its employees leave such Premises, and that all utilities shall likewise be carefully shut off, so as to prevent waste or damage. On multiple-tenancy floors, all tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

6. Tenant shall not alter any lock or access device or install a new or additional lock or access device or any bolt on any door of the Premises without prior written notice to Landlord, and shall immediately provide Landlord with new keys or other access devises upon such alteration or installation. Tenant shall not make or have made additional copies of any keys or access devices provided by Landlord (e.g., for common area doors) but shall instead obtain any necessary additional keys or devices from Landlord. Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys or access devices for the Building, offices, rooms and toilet rooms which shall have been furnished to Tenant or which Tenant shall have had made. In the event of the loss of any keys or access devices so furnished by Landlord, Tenant shall pay Landlord the actual cost (including rekeying if necessary) therefor.

7. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule by Tenant or Tenant’s employees or invitees shall be borne by Tenant.

8. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities necessary for the operation or maintenance of office or office equipment. Tenant shall not use any method of heating or air conditioning other than supplied or approved by Landlord.

9. Tenant shall not use, keep or permit to be used or kept in the Premises any foul or noxious gas or substance or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought or kept in or about the Premises or the Building.

10. Except as consented to by Landlord, no cooking shall be done or permitted by Tenant on the Premises (except that use by the Tenant of Underwriter’s Laboratory approved (a) microwave and/or (b) equipment for the preparation of coffee, tea, hot chocolate and similar beverages, for Tenant and its employees shall be permitted, provided that such microwave and/or equipment and use are in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations), nor shall Premises be used for lodging.

11. Except as allowed by, and then in accordance with, the express provisions of the Lease, Tenant shall not install any radio or television antenna, loudspeaker or any other device on the exterior walls or the roof of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

12. Tenant shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule by Tenant or Tenant’s contractors, employees or invitees or the removal of any floor covering shall be borne by Tenant.

13. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord.

14. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Tenant shall not mark, use double-sided adhesive tape on, or drive nails, screw or drill into, the partitions, woodwork or plaster or in any way deface the Premises or any part thereof. Tenant may hang pictures on walls in the Premises. Any damage to the walls caused by molly bolts, or like hanging materials, will be repaired by Tenant,

15. Tenant shall store all trash and garbage within the interior of the Premises or in the appropriate trash collection areas outside of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the jurisdiction in which the Premises is located, without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

16. Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building or Project are prohibited, and Tenant shall cooperate to prevent the same. Tenant shall not make room-to-room solicitation of business from other tenants in the Building or Project.

17. Landlord shall have the right, exercisable upon reasonable advance notice and without liability to Tenant, to change the name and address of the Building or Project. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address. Tenant may use Project’s name on its stationery and business cards.

18. Landlord reserves the right to exclude or expel from the Building or Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules or regulations of the Building.

19. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency.

20. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, unless caused by the negligence or willful misconduct of Landlord, its employees, its property manager or its property manager’s employees.

21. Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

22. Tenant shall not use the Common Areas for any gathering, party, picnic or similar functions without Landlord’s prior written consent. Any such consent shall be conditioned upon Tenant indemnifying, defending and holding Landlord harmless against any personal injury, death or damages to the Project or any portion thereof or any other property of Landlord or any other tenants in the building or any other party as a result of the function, and to paying to Landlord as an Additional Charge any costs incurred by Landlord in connection with such event. Prior to any such gathering, party, picnic or similar function, Tenant shall provide Landlord with evidence of insurance, in the form and liability amounts reasonably required by Landlord, covering the foregoing indemnification obligations.

23. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building or Project. Where Landlord’s consent is provided for in these Rules and Regulations, such consent shall not be unreasonably withheld, conditioned or delayed.

24. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinafter stated and any additional rules and regulations which are adopted and which are not contrary to Tenant’s rights under the Lease. No new Rule or Regulation shall be designed to discriminate solely against Tenant.

25. Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

26. Unless otherwise defined, terms used in these Rules and Regulations shall have the same meaning as in the Lease.

EXHIBIT “D”

ACKNOWLEDGEMENT OF COMMENCEMENT OF TERM

                    , 2008

Audience, Inc.

440 Clyde Avenue, Suite 200

Mountain View, CA 94043

Attn:

Re:	Acknowledgement and Confirmation of Commencement Date under the 440 Clyde Avenue Lease Agreement between 440 Clyde Avenue Associates, LLC (“Landlord”) and Audience, Inc. (“Tenant”), dated as of September , 2008 (the “Lease”)

Dear Sirs:

This letter will confirm that:

1.	The Commencement Date under (and as defined in) the Lease is , 2008;

2.	Audience, Inc. has accepted delivery of the Premises; and

3.	The condition of the Building (including Landlord’s Work) complies with Landlord’s obligations under the Lease (punch list items excepted).

Please acknowledge your receipt of this letter and confirmation of and agreement with the foregoing by signing and returning a copy to the undersigned.

Very truly yours,

440 Clyde Avenue Associates, LLC,
a Delaware limited liability company

By:
Name:
Its:	Manager

Acknowledged and Agreed:

Audience, Inc., a California corporation

By:
Name:
Its:

EXHIBIT “E”

PARKING SPACES WHICH TENANT MAY DESIGNATE AS RESERVED

EXHIBIT "E" - PARKING SPACES WHICH TENANT MAY DESIGNATE AS RESERVED (pg 1 of 1)

A Market-Ready Tenant Improvement for

DOSTART DEVELOPMENT

440 Clyde Avenue
Mountain View, CA

ARCHITECTURAL TECHNOLOGIES
www.arctecinc.com
Arizona
California

DATE: 08.26.03

SITE PLAN

PROJECT NO: 07121